Exhibit 2.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

BY AND AMONG

KISHORE DASS, BEN HAN AND RAJIV PATEL AS SELLERS,

21C EAST FLORIDA, LLC AS BUYER,

SFRO HOLDINGS, LLC

AND

21ST CENTURY ONCOLOGY, INC.
(solely for purposes of Sections 1.3, 1.4 and 5.2(c))

February 10, 2014

TABLE OF CONTENTS

ARTICLE I Purchase and Sale of Purchased Equity; Closing		4
1.1.	Agreement to Purchase and Sell Interests	4
1.2.	The Closing	5
1.3.	Adjustments to Purchase Price	7
1.4.	Earn-Out	10
1.5.	Limitation on Access	13
1.6.	Withholding Taxes	13
1.7.	Release of Debt Escrow Amount	13
1.8.	Release of Minority Escrow Amount	14

ARTICLE II Representations and Warranties of Sellers Regarding the Target Companies		14
2.1.	Organization and Corporate Power	15
2.2.	Capitalization	15
2.3.	Subsidiaries	15
2.4.	Investments; Indebtedness	16
2.5.	Authorization; No Breach	16
2.6.	Financial Statements	16
2.7.	Absence of Undisclosed Liabilities	17
2.8.	Accounts Receivable	17
2.9.	Absence of Certain Developments	17
2.10.	Assets	19
2.11.	Tax Matters	19
2.12.	Contracts and Commitments	21
2.13.	Intellectual Property Rights	22
2.14.	Litigation	23
2.15.	Brokerage	23
2.16.	Insurance	23
2.17.	Labor Matters	23
2.18.	Employee Benefits	24
2.19.	Compliance with Laws; Permits; Prohibited Payments	26
2.20.	Environmental Matters	27
2.21.	Affiliate Transactions	27
2.22.	Real Property	28
2.23.	Healthcare	29

ARTICLE III Representations and Warranties of Sellers		31
3.1.	Power and Authority	31
3.2.	Authorization; No Breach	31
3.3.	Title to Equity Interests	32
3.4.	Brokerage	32

ARTICLE IV Representations and Warranties of Buyer		32
4.1.	Organization, Power and Authority	32
4.2.	Authorization; No Breach	32

4.3.	Brokerage	33
4.4.	Sufficiency of Funds	33

ARTICLE V Indemnification		33
5.1.	Survival of Representations and Warranties	33
5.2.	General Indemnification	33

ARTICLE VI Post-Closing Covenants and Agreements		40
6.1.	Tax Matters	40
6.2.	Non-Solicitation and Non-Competition	42
6.3.	Further Assurances	43
6.4.	Release	44
6.5.	Personal Guarantees	44
6.6.	Owned Real Estate	44
6.7.	Sale-Lease-Back Transaction	45

ARTICLE VII Definitions		45

ARTICLE VIII Miscellaneous		55
8.1.	Fees and Expenses	55
8.2.	Press Release and Announcements	55
8.3.	Remedies	55
8.4.	Consent to Amendments; Waivers	56
8.5.	Successors and Assigns	56
8.6.	Severability	56
8.7.	Counterparts	56
8.8.	Descriptive Headings; Interpretation	56
8.9.	Entire Agreement	57
8.10.	Confidentiality Agreement	57
8.11.	No Third-Party Beneficiaries	57
8.12.	Schedules and Exhibits	57
8.13.	Governing Law	57
8.14.	Waiver of Jury Trial	57
8.15.	Jurisdiction	58
8.16.	Notices	58
8.17.	No Strict Construction	59
8.18.	Seller Representative	59

EXHIBITS AND SCHEDULES

Exhibits

Exhibit A	–	Estimated Closing Statement
Exhibit B-1	–	Payoff Letters
Exhibit B-2	–	Seller Expenses
Exhibit B-3	–	Payoff Letter to 1stLineOncology, LLC
Exhibit B-4	–	Payments to Certain Minority Securityholders
Exhibit C	–	Escrow Agreement
Exhibit D	–	Calculation of Net Working Capital
Exhibit E	–	FMV Balance Sheet Methodology
Exhibit F	–	Promissory Note of 21st Century of Florida Acquisition, LLC

Schedules (and Relevant Section References)

Schedule 1.1	–	Purchased Equity
Schedule 1.3(f)	–	Audit Shortfall
Schedule 1.3(h)(ii)	–	Calculation of Purchase Price EBITDA
Schedule 1.4	–	Earnout Amount
Schedule 1.4(e)	–	Expense Adjustment
Schedule 1.4(g)	–	Equity Adjustment
Schedule 1.7	–	Indebtedness Subject to Debt Escrow
Schedule 1.8	–	Pending Transactions with Minority Equityholders
Schedule 2.2	–	Capitalization
Schedule 2.3	–	Subsidiaries
Schedule 2.4	–	Indebtedness
Schedule 2.5	–	No Conflict
Schedule 2.6	–	Financial Statements
Schedule 2.7	–	Undisclosed Liabilities
Schedule 2.9	–	Certain Developments
Schedule 2.10	–	Title to Assets
Schedule 2.11	–	Tax Matters
Schedule 2.12	–	Material Contracts
Schedule 2.13	–	Intellectual Property
Schedule 2.14	–	Litigation
Schedule 2.16	–	Insurance
Schedule 2.17	–	Labor Matters
Schedule 2.18	–	Employee Benefits
Schedule 2.19(a)	–	Compliance with Laws
Schedule 2.19(b)	–	Material Permits
Schedule 2.20	–	Environmental Matters
Schedule 2.21	–	Affiliate Transactions
Schedule 2.22(b)	–	Leased Real Property
Schedule 2.23	–	Compliance with Healthcare Law; Healthcare Claims
Schedule 5.2(a)(ix)	–	Indemnification for Consents
Schedule 6.7	–	Base Rent

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of February 10, 2014, by and among 21C East Florida, LLC, a Delaware limited liability company (“Buyer”), Kishore Dass, M.D. (“Dass”), Ben Han, M.D. (“Han”), and Rajiv Patel (“Patel”, and collectively with Dass and Han, the “Sellers”, and each a “Seller”), SFRO Holdings, LLC, a Florida limited liability company (the “Company”) and, solely for purposes of Sections 1.3, 1.4 and 5.2(c) hereof, 21st Century Oncology, Inc., a Delaware corporation (“Parent”).  Capitalized terms used herein and not otherwise defined herein have the meanings given to such terms in ARTICLE VII below.

WHEREAS, the Sellers collectively own beneficially and of record 100% of the outstanding Equity Interests in the Company (the “Company Equity Interests”), their respective ownership of such interests is as set forth on Schedule 2.2 attached hereto (the percentage interest set forth next to each Seller’s name on Schedule 2.2 is referred to as such Seller’s “Equity Interest Percentage”);

WHEREAS, immediately prior to the execution of this Agreement, Dass and Han have contributed all of the Class A Units owned by them in South Florida Medicine, LLC, a Florida limited liability company (“SFM”), to the Company pursuant to that certain Contribution Agreement dated as of the date hereof by and among Dass, Han and the Company (the “Contribution Agreement”);

WHEREAS, Buyer desires to purchase, and the Sellers desire to sell in the aggregate, 65% of the Company Equity Interests (collectively, the “Purchased Equity”), in consideration for the Initial Purchase Price (as defined below), as the Initial Purchase Price may be adjusted pursuant to Section 1.3 (as so adjusted, the “Purchase Price”); and

WHEREAS, as a material inducement to Buyer’s willingness to enter into this Agreement and consummate the transactions contemplated hereby (the “Transactions”), the Sellers have agreed to be bound by the restrictive covenants set forth in Section 6.2, and each of the Sellers acknowledge and agree that Buyer would not have entered into this Agreement but for the agreement of the Sellers to be bound by the restrictive covenants set forth in Section 6.2.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale of Purchased Equity; Closing

1.1.         Agreement to Purchase and Sell Interests.  Subject to the terms and conditions of this Agreement, at the Closing, each Seller shall sell to Buyer, and Buyer shall purchase from each Seller, such Seller’s portion of the Purchased Equity as set forth on Schedule 1.1, in each case free and clear of all Liens other than Liens that may arise under securities Laws, and in exchange, Buyer shall pay the Initial Purchase Price in the manner provided in Section 1.2(c) and as adjusted pursuant to Section 1.3.

1.2.         The Closing.

(a)           Time and Place of Closing.  The consummation of the Transactions will occur remotely on the date hereof upon the execution of this Agreement through the exchange of electronic copies (the “Closing”), with originals exchanged among the Parties promptly after the Closing.  The date on which the Closing occurs is referred to as the “Closing Date”.

(b)           Determination of Initial Purchase Price.  Attached hereto as Exhibit A is a statement setting forth Sellers’ good faith estimate of (x) Closing Indebtedness (the “Estimated Closing Indebtedness”), (y) the Net Working Capital (the “Estimated Net Working Capital”) and (z) Seller Expenses (such statement, the “Estimated Closing Statement”).  For purposes of this Agreement, the “Initial Purchase Price” means an amount equal to:

(i)            sixty-five percent (65%) of:

(A)          One Hundred Thirty-Four Million Seven Hundred Fifteen Thousand Four Hundred Fifty-Nine Dollars and Sixty-Four Cents ($134,715,459.64);

(B)          minus the Estimated Closing Indebtedness;

(ii)           plus the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital; provided that there shall be no such addition unless the excess amount is greater than $750,000, in which case, the full amount of such excess shall be added thereto; and

(iii)          minus the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital; provided that there shall be no such deduction unless the shortfall amount exceeds $750,000, in which case, the full amount of such shortfall shall be deducted therefrom.

(c)           Deliveries and Proceedings at the Closing.

(i)            Deliveries by Sellers to Buyer.  At the Closing, the Sellers shall deliver (or cause to be delivered) to Buyer the following:

(A)          an assignment of each Seller’s portion of the Purchased Equity in favor of Buyer in a form reasonably acceptable to Buyer, duly executed by such Seller;

(B)          for each Target Company, a certificate issued by an appropriate authority of its jurisdiction of organization certifying as of a date no more than ten (10) Business Days prior to the date hereof that such entity is in good standing under the Laws of such jurisdiction;

(C)          an escrow agreement for the Escrow Amount in the form attached as Exhibit C hereto (the “Escrow Agreement”), duly executed by all Sellers;

(D)          each Ancillary Agreement to which such Seller is a party, duly executed by such Seller; and

(E)           letters executed by any director or officer (or Persons holding comparable positions) of each Target Company and each of its Subsidiaries, resigning such person’s positions as a director or officer (or any comparable position) of such Target Company (but not such person’s employment, if any, with such entity).

(ii)           Deliveries by Buyer to Sellers.  At the Closing, Buyer shall deliver (or cause to be delivered) to Sellers or to such other specified persons the following:

(A)          Buyer shall deliver, from the Initial Purchase Price, $2,966,039.29 (the “Indemnity Escrow Amount”) by wire transfer of immediately available funds to the Escrow Agent pursuant to the Escrow Agreement;

(B)          Buyer shall deliver, from the Initial Purchase Price, $8,715,366.99 (the “Debt Escrow Amount”) by wire transfer of immediately available funds to the Escrow Agent pursuant to the Escrow Agreement;

(C)          Buyer shall deliver, from the Initial Purchase Price, $0.00 (the “Minority Escrow Amount”) by wire transfer of immediately available funds to the Escrow Agent pursuant to the Escrow Agreement;

(D)          Buyer shall pay, $2,000,000 of the Initial Purchase Price with a promissory note issued by 21st Century of Florida Acquisition, LLC, attached as Exhibit F;

(E)           Buyer shall pay, from the Initial Purchase Price and on behalf of the Sellers, the Indebtedness set forth in the payoff letters attached as Exhibit B-1 hereto by wire transfer of immediately available funds in accordance with the payment instructions set forth in such payoff letters;

(F)           Buyer shall pay, from the Initial Purchase Price and on behalf of the Sellers, the amount required to discharge the Seller Expenses set forth on Exhibit B-2 hereto by wire transfer of immediately available funds in accordance with the payment instructions set forth on Exhibit B-2;

(G)          Buyer shall pay the remainder of the Initial Purchase Price to each Seller at the Closing by wire transfer of immediately available funds, pro rata in accordance with the Equity Interest Percentages set forth on Schedule 2.2, to the account or accounts designated by Seller Representative not less than two Business Days prior to the date hereof;

(H)          Buyer shall cause the Company to pay the Indebtedness set forth in the payoff letter attached Exhibit B-3 hereto by wire transfer of immediately available funds in accordance with the payment instructions set forth in such payoff letter;

(I)            the Escrow Agreement, duly executed by Buyer; and

(J)            each Ancillary Agreement to which Buyer or an Affiliate of Buyer is a party, duly executed by Buyer or such Affiliate, as applicable.

(iii)          At the Closing Buyer and Sellers shall pay 65% and 35%, respectively, of the Indebtedness set forth on Exhibit B-4 (the “B-4 Indebtedness”) hereto on behalf of SFRO and SFM, as applicable, by wire transfer of immediately available funds in accordance with the payment instructions set forth on Exhibit B-4.

1.3.         Adjustments to Purchase Price.

(a)           Within ninety (90) days after the Closing Date, Buyer shall deliver to Seller Representative a statement setting forth in reasonable detail Buyer’s calculation of the Closing Indebtedness, the Net Working Capital and Unpaid Seller Expenses (the “Post-Closing Statement”) together with copies of material supporting data used by Buyer to calculate the Closing Indebtedness, the Net Working Capital and Unpaid Seller Expenses; provided that in the event of an Audit Shortfall, the Post-Closing Statement shall also include Buyer’s calculation of the Purchase Price EBITDA and be accompanied by copies of material supporting data used by Buyer to calculate the Purchase Price EBITDA.  Buyer’s calculation of the Closing Indebtedness, the Net Working Capital, the Seller Expenses and, if applicable, the Purchase Price EBITDA will be calculated in accordance with the definition of Indebtedness, the definition of Net Working Capital, the definition of Seller Expenses and the definition of Purchase Price EBITDA and otherwise in a manner consistent with the Target Companies’ historical accounting practices to the extent not inconsistent with GAAP.

(b)           During the thirty (30) days immediately following Seller Representative’s receipt of the Post-Closing Statement, Seller Representative shall have full access to the working papers, supporting documentation and data relating to Buyer’s calculation of the Closing Indebtedness, Net Working Capital, Seller Expenses and, in the event of an Audit Shortfall, the Purchase Price EBITDA,  and preparation of the Post-Closing Statement.  The Post-Closing Statement shall become final and binding upon the parties on the thirtieth (30th) day following receipt thereof by Seller Representative unless Seller Representative delivers written notice of its disagreement (a “Notice of Disagreement”) to Buyer prior to such date.  Any Notice of Disagreement (i) shall specify in reasonable detail the nature and amount of any disagreement so asserted and (ii) shall only include disagreements based on mathematical errors or based on the Closing Indebtedness not being calculated in accordance with the definition of Indebtedness, the Net Working Capital not being calculated in accordance with the definition of Net Working Capital, the Seller Expenses not being calculated in accordance with the definition of Seller Expenses and, in the event of an Audit Shortfall, the Purchase Price EBITDA not being calculated in accordance with the definition of Purchase Price EBITDA, or any calculation or methodology not in accordance with GAAP.  If a timely Notice of Disagreement is received by Buyer, then the Post-Closing Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date the parties hereto resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters properly in dispute are finally resolved in writing by the Independent Auditor; provided that any items that are not specifically disputed in the Notice of Disagreement shall become final and binding upon the parties on the thirtieth (30th) day following Seller Representative’s receipt of the Post-Closing Statement.  For purposes of this Agreement, the term (i) “Final Closing Indebtedness” shall mean Closing Indebtedness as finally determined pursuant to this Section 1.3, (ii) “Final Net Working Capital” shall mean the Net Working Capital as finally determined pursuant to this Section 1.3, (iii) “Final Unpaid Seller Expenses” shall mean the Unpaid Seller Expenses as finally determined pursuant to this Section 1.3, and (iv) in the event of an Audit Shortfall, the “Final Purchase Price EBITDA” shall mean Purchase Price EBITDA as finally determined pursuant to this Section 1.3.

(c)           During the fifteen (15) days immediately following the delivery of a Notice of Disagreement, Buyer and Seller Representative shall seek in good faith to resolve in writing any differences which they may have with respect to any matter specified in the Notice of Disagreement.  During such period, Buyer shall have full access to the working papers of Sellers and Seller Representative’s used in connection with Seller Representative preparation of the Notice of Disagreement, and Seller Representative shall have full access to the working papers of Buyer used in connection with the preparation of the Post-Closing Statement.  If, at the end of such fifteen (15)-day period, any matter specified in the Notice of Disagreement has not been resolved by Seller Representative and Buyer, Seller Representative and Buyer shall submit in writing to the dispute resolution group of PricewaterhouseCoopers LLP or, if PricewaterhouseCoopers LLP is unable to or unwilling to serve in such capacity, to the dispute resolution group of an independent auditing firm of national recognition mutually selected by Buyer and Seller Representative (the “Independent Auditor”) for review and resolution of any such matters which remain in dispute and which were properly included in the Notice of Disagreement (it being understood none of the individuals from the Independent Auditor who are involved in the dispute resolution contemplated by this Section 1.3(c) shall have any conflict of interest with respect to Buyer, any Seller or any Target Company).  Within ten (10) days of the engagement of the Independent Auditor, each of Buyer and Seller Representative shall submit to the Independent Auditor a memorandum (which may include supporting documentation) setting forth their respective positions on the matters in dispute, with a copy of such submission delivered to the other party on the same day.  Each of Buyer and Seller Representative may (but shall not be required to) submit to the Independent Auditor, within ten (10) days following delivery by the other party to the Independent Auditor of its initial memorandum, a memorandum responding to the initial memorandum submitted to the Independent Auditor by the other party.  Unless requested by the Independent Auditor in writing, no party hereto may present any additional information or arguments to the Independent Auditor, either orally or in writing.  The Independent Auditor shall make a final determination of the Closing Indebtedness, the Net Working Capital and Unpaid Seller Expenses and, in the event of an Audit Shortfall, the Purchase Price EBITDA, in each case to the extent of any matter subject to dispute with respect thereto, based solely on presentations by Buyer and Seller Representative (and not by independent review), which determination shall be binding on the parties.  The Independent Auditor (i) shall be bound by the principles set forth in this Section 1.3, in the event of any matter being in dispute with respect thereto, (ii) shall limit its review to matters specifically set forth in the Notice of Disagreement and (iii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.

(d)           The Independent Auditor shall be instructed to resolve such dispute promptly and, in any event, within thirty (30) days from the date the dispute is submitted to the Independent Auditor.  Absent fraud and except to the extent of any mathematical error, the Independent Auditor’s determination of such unresolved disputes will be final, non-appealable, conclusive and binding on the parties.  The fees and expenses of the Independent Auditor acting under this Section 1.3 shall be borne proportionately by Buyer and Sellers on the basis of the aggregate difference (in dollars) between such party’s determination of the amounts, if any, of the Closing Indebtedness, the Net Working Capital, the Unpaid Seller Expenses and, in the event of an Audit Shortfall, the Purchase Price EBITDA that are in dispute (as set forth in the notice to the Independent Auditor by each of Buyer and Seller Representative, respectively), and the binding determination of such disputed amounts as finally determined by the Independent Auditor pursuant to this Section 1.3.

(e)           For purposes of this Agreement, in the absence of an Audit Shortfall, the “Final Purchase Price” shall mean an amount equal to:

(i)            sixty-five percent (65%) of:

(A)          One Hundred Thirty-Four Million Seven Hundred Fifteen Thousand Four Hundred Fifty-Nine Dollars and Sixty-Four Cents ($134,715,459.64);

(B)          minus the Final Closing Indebtedness;

(ii)           plus the amount, if any, by which the Final Net Working Capital exceeds the Estimated Net Working Capital; provided that there shall be no such addition unless the excess amount is greater than $750,000, in which case, the full amount of such excess shall be added thereto; and

(iii)          minus the amount, if any, by which the Final Net Working Capital is less than the Estimated Net Working Capital; provided that there shall be no such deduction unless the shortfall amount exceeds $750,000, in which case, the full amount of such shortfall shall be deducted therefrom; and

(iv)          minus the Final Unpaid Seller Expenses.

(f)            In the event of an Audit Shortfall, the “Final Purchase Price” shall be calculated in accordance with the formula set forth in Schedule 1.3(f).

(g)           If the Final Purchase Price is greater than the Initial Purchase Price, then Parent shall pay the amount of such excess (such excess amount, “Parent’s Adjustment Payment”) to Sellers within five (5) business days of the final determination of such amount pursuant to this Section 1.3, to the account or accounts designated by the Sellers.  If the

Initial Purchase Price is greater than the Final Purchase Price, then the Sellers shall refund the amount of such excess (such excess amount, “Sellers’ Adjustment Payment”) to Buyer, within five (5) business days of the final determination of such amount pursuant to this Section 1.3, to the account or accounts designated by Buyer; provided that Sellers shall be liable for, and shall promptly pay, pro rata in accordance with each Seller’s Equity Interest Percentage, Sellers’ Adjustment Payment to the account or accounts designated by Buyer.  In the event the parties have completed the Purchase Price adjustment process contemplated by this Section 1.3 when Seller’s exchange right becomes exercisable under the Letter Agreement, and the Final Purchase Price is less than the Initial Purchase Price, a Seller may not exercise his exchange right under the Letter Agreement unless and until he has paid his pro rata portion of Sellers’ Adjustment Payment in full.  In the event the parties have not completed the Purchase Price adjustment process contemplated by this Section 1.3, a Seller may not exercise his exchange right under the Letter Agreement unless and until he has placed in escrow an amount in cash equal to his pro rata portion of the maximum amount of Sellers’ Adjustment Amount, which maximum amount shall be calculated assuming Buyer were to prevail on all of the pending disputes regarding Purchase Price adjustment.

(h)           For purposes of this Agreement, an “Audit Shortfall” occurs if, upon receipt of the audited consolidated balance sheet and statement of income and cash flows of the Target Companies as of and for the calendar year ended December 31, 2013 (the “Audited Financial Statements”), (x) the Reported EBITDA (as defined below) for the Target Companies for the calendar year ended December 31, 2013, calculated solely based on such Audited Financial Statements, is less than $4,850,000 or (y) based on Buyer’s good faith review and calculation of the adjustments reflected on Schedule 1.3(h)(ii), the Purchase Price EBITDA (as defined below) is less than $19,000,000.  For purposes of this Agreement:

(i)            “Reported EBITDA” means (1) consolidated net income, plus (2) interest expense, plus (3) income tax expenses, and plus (4) depreciation and amortization expense, calculated based solely on the Audited Financial Statements.

(ii)           “Purchase Price EBITDA” means the Reported EBITDA with such adjustments as set forth on Schedule 1.3(h)(ii).

1.4.         Earn-Out.

(a)           Statement of Earnout Adjusted EBITDA. Within ninety (90) days after the end of the Earnout Period, Buyer will cause to be delivered to Seller Representative a statement setting forth in reasonable detail Buyer’s calculation of the Earnout Adjusted EBITDA and the Earnout Amount (the “Earnout Statement”) and be accompanied by copies of material supporting data used by Buyer to calculate the Earnout Adjusted EBITDA.

(b)           Dispute.  Within thirty (30) days after its receipt of the Earnout Statement, Seller Representative will provide written notice to Buyer of any disagreement it has (an “Earnout Dispute Notice”) with respect to Buyer’s calculation of the Earnout Adjusted EBITDA and Earnout Amount, setting forth in reasonable detail what Seller Representative believes is the correct amount of Earnout Adjusted EBITDA and Earnout Amount.  In connection therewith, Buyer will provide Seller Representative with reasonable access, during regular business hours, to the books and records, and the personnel and outside accountants of

Buyer and its Affiliates (including the Target Companies), including without limitation, all records and work papers relevant to the computation the Earnout Adjusted EBITDA and the Earnout Amount.

(c)           Resolution.  Buyer and Seller Representative will attempt to resolve the matters raised in any Earnout Dispute Notice in good faith for a period of fifteen (15) Business Days after delivery of the Earnout Dispute Notice.  If an agreement as to such matters is not reached during such fifteen (15) Business Day period, the parties will, as promptly as possible, work in good faith to retain the Independent Auditor to resolve such dispute.  Within ten (10) days after such retention date, Buyer and Seller Representative will each submit to the Independent Auditor a statement specifying such party’s calculation of the Earnout Amount together with supporting documentation as it deems appropriate, with a copy of such submission simultaneously delivered to the other party.  Within ten (10) days after a party’s receipt of the other party’s submission to the Independent Auditor, such party may submit a response together with any supporting documentation to the Independent Auditor.  Unless requested by the Independent Auditor in writing, no party hereto may present any additional information or arguments to the Independent Auditor, either orally or in writing.  Seller Representative and Buyer shall instruct the Independent Auditor to resolve such dispute (i) as soon as practicable, but in any event within thirty (30) days following the initial submission of the unresolved items and (ii) in accordance with the definitions of Earnout Adjusted EBITDA and Earnout Amount (without any independent analysis into the appropriateness of such definitions and methodologies).  The Independent Auditor will prepare and deliver a written report relating only to the unresolved disputed item(s) to Seller Representative and Buyer and will promptly submit a resolution of such unresolved disputed item(s) within thirty (30) days after the dispute is submitted to the Independent Auditor. The Independent Auditor shall (i) limit its review to disputed matters specifically set forth in the parties’ submissions to the Independent Auditor and (ii) shall not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party.  Absent fraud and except to the extent of any mathematical error, the Independent Auditor’s determination of such unresolved disputes will be final, non-appealable, conclusive and binding on the parties.  Other than the costs and expenses of the Independent Auditor, each party shall bear its own costs and expenses in connection with the resolution of such dispute by the Independent Auditor.  The costs and expenses of the Independent Auditor will be allocated to and paid by Buyer, on the one hand, and the Sellers (based on each Seller’s Equity Interest Percentage), on the other, based upon the percentage that the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Independent Auditor.

(d)           Payment.

(i)            On the third (3rd) anniversary of the date on which the Earnout Adjusted EBITDA and the Earnout Amount are finally determined pursuant to this Section 1.4 (such anniversary date, the “Earnout Payment Date”), Parent will pay to each Seller his pro rata portion (based on such Seller’s Equity Interest Percentage) of the Net Earnout Payment.  For purpose of this Agreement:

(A)          “Net Earnout Payment” means an amount equal to (1) the Gross Earnout Amount (as defined below), minus (2) the Expense Adjustment as determined pursuant to Section 1.4(e), if any.

(B)          “Gross Earnout Payment” means (1) the product of (x) the Earnout Amount as finally determined pursuant to this Section 1.4 and (y) 1.2597, plus (2) the product of (x) the Earnout Amount set forth in the Earnout Statement delivered by Buyer pursuant to Section 1.4(a) (such amount, the “Undisputed Earnout Amount”) and (y) 8.0% multiplied by the ratio of the number of days between the date of the Earnout Dispute Notice and the date on which the Earnout Amount is finally determined pursuant to this Section 1.4 to 365.

(ii)           If Seller Representative requests in writing that the Net Earnout Payment be made prior to the Earnout Payment Date (provided that Seller Representative may not make such request until after the Earnout Adjusted EBITDA and the Earnout Amount are finally determined pursuant to this Section 1.4), Parent will use its commercially reasonable efforts to pay the Net Earnout Amount as soon as practicable after such request by Seller Representative to the extent (x) Parent has cash reasonably available for such payment as reasonably determined by Parent’s Board of Directors in light of Parent’s and its Subsidiaries’ then expected cash needs and liquidity and projected liquidity circumstances and (y) such payment is permitted under any credit agreement, indenture or other agreements to which Parent or any of its Affiliates is bound.  In the event Parent pays any portion of the Net Earnout Amount prior to the Earnout Payment Date (such portion, the “Early Payment Amount”), the amount payable by Buyer to Sellers shall be reduced to an amount equal to the net present value of such Early Payment Amount as of the actual payment date calculated based on a discount rate of 8.0% per annum.

(e)           Adjustment for Expense Increases.   The Gross Earnout Payment shall be reduced by an adjustment for Expense Increases calculated as set forth on Schedule 1.4(e) hereto (such adjustment, the “Expense Adjustment”).  “Expense Increase” shall mean any increase in rent, lease payment, purchase price or other recurring payments in respect of any of the facilities and offices leased by the Target Companies as of the date hereof, any equipment or other personal properties leased by the Target Companies as of the date hereof, and any supply contract and other contracts to which any Target Company is a party as of the date hereof, in each case incurred by the Target Companies as a result of or in connection with seeking and/or obtaining counterparty consents for (x) the transactions contemplated by this Agreement (including those set forth on Schedule 5.2(a)(ix)), (y) any assignment of any lease, agreement or contract or any change in control (or similar event) of any Target Company occurring prior to the date hereof for which the required counterparty consent (including landlord consent and lessor consent) has not been sought or obtained, or (z) any sublease arrangement entered into prior to the date hereof for which the required counterparty consent (including landlord consent and lessor consent) has not been sought or obtained.  After the Closing Date, the Buyer will, and will cause the Target Companies to, use commercially reasonable efforts in good faith to seek and/or obtain all such counterparty consents and otherwise mitigate any Expense Increases.

(f)            Protective Provisions.  Buyer agrees that (i) all Earnout Adjusted EBITDA related to or arising from the Target Companies and their business and operations shall be included for purposes of calculating the Earnout Amount regardless of any corporate restructuring or reorganization undertaken by Buyer, its Affiliates or any Target Company, and (ii) from the Closing Date through 11:59 p.m. Eastern Time on December 31, 2014, Buyer shall not (and shall cause each Target Company not to), without the prior written consent of a majority of the Sellers (determined according to their respective Equity Interest Percentages): (A) discontinue or dispose of a line of business of the Target Companies existing as of the Closing Date or make any change to a line of business existing as of the Closing Date that is material to such line of business, (B) decrease the total compensation of any physician employed or otherwise engaged by any Target Company, or (C) consolidate, centralize or otherwise materially change the Target Companies’ information technology, billing and collections or physics infrastructure, staffing and operations to the extent such change would reasonably be expected to adversely affect the Earnout Adjusted EBITDA (excluding any such change as may be required by applicable Law or effected for regulatory compliance purposes).

(g)           Equity Adjustment. In the event the Earnout Adjusted EBITDA as finally determined pursuant to this Section 1.4 is less than $19,250,000, without any further action by Buyer, the Company or any of the Sellers, Buyer’s equity ownership in the Company shall automatically be adjusted upward, and each Seller’s equity ownership in the Company shall automatically be adjusted downward, so as to reflect the ownership percentages set forth on Schedule 1.4(g), which adjustments shall be effective as of the date on which the Earnout Adjusted EBITDA is finally determined pursuant to this Section 1.4; provided, however, if the Earnout Adjusted EBITDA is finally determined on or before April 15, 2015, then the foregoing adjustments shall be deemed to be effective as of the Closing Date (including for applicable Tax purpose, to the extent permitted by applicable Law).

1.5.         Limitation on Access.  Notwithstanding anything to the contrary in this Agreement, in no event shall Buyer, on the one hand, or Sellers, on the other hand, be obligated to provide the other with any access to any working papers, supporting documentation, data or other books and records prepared in anticipation of, or for the purpose of evaluating, any dispute or potential dispute relating to the determination of any amount set forth in Section 1.3 or Section 1.4 or that are subject to any attorney-client, work-product or other privilege.

1.6.         Withholding Taxes.  Notwithstanding anything in this Agreement to the contrary, Buyer, Escrow Agent and each Target Company shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld.  To the extent that any such amounts are so deducted or withheld, such amounts shall be paid over to the appropriate Governmental Entity and treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.7.         Release of Debt Escrow Amount.  After the Closing, the Debt Escrow Amount shall be released only as permitted below:

(a)           Upon receipt of written consent of the applicable lender in respect of any of the Indebtedness set forth on Schedule 1.7 hereto in a form and on terms and conditions reasonably satisfactory to both Buyer and Seller Representative, Buyer and Seller Representative shall deliver a Joint Instruction (as such term is defined in the Escrow Agreement) to the Escrow Agent instructing the Escrow Agent to release to the Sellers a portion of the Debt Escrow

Amount in respect of such Indebtedness; provided, that solely with respect to the Indebtedness owed to the Florida Business Development Corporation, Buyer and Seller Representative shall deliver written a Joint Instruction to the Escrow Agent instructing the Escrow Agent to release such amount to the Florida Business Development Corporation on February 20, 2014.

(b)           In the event the parties fail to obtain the required lender consent in respect of any of the Indebtedness set forth on Schedule 1.7 hereto and such Indebtedness becomes due and payable prior to the scheduled repayment date (such Indebtedness, the “Accelerated Indebtedness”), Buyer and Seller Representative shall deliver a Joint Instruction to the Escrow Agent instructing the Escrow Agent to release a portion of the Debt Escrow Amount for the repayment of such Accelerated Indebtedness.

(c)           Notwithstanding the foregoing, in the event any portion of the Debt Escrow Amount has not been released pursuant to either Section 1.7(a) or Section 1.7(b) above by the sixtieth (60th) day after the date hereof (any amount with respect to which a Joint Instruction for the release thereof has been delivered to the Escrow Agent by such sixtieth (60th) day shall be deemed released for purposes of this sentence, regardless of whether the actual release has occurred by such sixtieth (60th) day), Buyer and Seller Representative shall cooperate with each other in good faith to arrange for the repayment of such remaining Indebtedness with the balance of the Debt Escrow Amount as soon as possible and in any event no later than the ninetieth (90th) day after the date hereof. In the event of such repayment, upon finalization of payoff documentation with the applicable lender(s), Buyer and Seller Representative shall deliver Joint Instruction(s) to the Escrow Agent instructing the Escrow Agent to release the balance of the Debt Escrow Amount for such repayment.

(d)           In connection with the repayment of any Accelerated Indebtedness or Indebtedness (as applicable) pursuant to Section 1.7(b) or Section 1.7(c) above, Buyer shall cause the Target Company that was the borrower of the Accelerated Indebtedness or Indebtedness (as applicable) to issue a promissory note to the Sellers with a principal amount equal to the aggregate amount released from the Debt Escrow Amount for purpose of such repayment and otherwise on substantially same terms and conditions as the terms and conditions that were applicable to the corresponding Accelerated Indebtedness or Indebtedness (as applicable).

1.8.         Release of Minority Escrow Amount.  After the Closing, upon execution of definitive documentation, in a form and on terms and conditions reasonably satisfactory to both Buyer and Seller Representative, with any of the minority equityholders set forth on Schedule 1.8 hereto for the purchase of the Equity Interest held by such minority equityholder in one or more of the Target Companies, Buyer and Seller Representative shall deliver a Joint Instruction to the Escrow Agent instructing the Escrow Agent to release a portion of the Minority Escrow Amount to such minority equityholder for the payment of the purchase price for such purchased Equity Interest.

ARTICLE II
Representations and Warranties of Sellers Regarding the Target Companies

As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, the Sellers hereby represent and warrant to Buyer as follows:

2.1.         Organization and Corporate Power.  Each Target Company is a limited liability company duly organized, and its status is active under the laws of the State of Florida.  Each Target Company possesses all requisite power and authority necessary to own and operate its properties, to carry on its businesses as presently conducted, to execute and deliver this Agreement (if applicable) and to carry out the Transactions (if applicable).  The Governing Documents of each Target Company have all been furnished to Buyer and reflect all amendments thereto and are correct and complete.  No Target Company is in material default under or in material violation of any material provision of its Governing Documents.

2.2.         Capitalization. Schedule 2.2 sets forth for the Company (a) its total authorized Equity Interests, (b) its total issued and outstanding Equity Interests, and (c) the names of the holders of such issued and outstanding Equity Interests and the amount of Equity Interests held by each such holder.  Except as set forth on Schedule 2.2, the Company or another Target Company is the sole member of each Target Company other than the Company.  All of the issued and outstanding Equity Interests of the Company have been duly authorized, are validly issued and fully paid, are not subject to, nor were they issued in violation of, any preemptive rights, rights of first refusal, or similar rights.  All of the issued and outstanding Equity Interests of the Company are owned beneficially and of record by the Sellers, and no Person other than the Sellers owns any Equity Interest of the Company. Except for this Agreement, the Governing Documents of each Target Company or as set forth on Schedule 2.2, there are no outstanding or authorized options, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which any Target Company is a party or which are binding upon any Target Company providing for the issuance, disposition or acquisition of any Equity Interests of such Target Company or any rights or interests exercisable therefor.  Other than the Governing Documents of each Target Company, there are no equityholder agreements, voting trusts, proxies or any agreements or understandings with respect to the control of, voting or disposition of, any Equity Interests of any Target Company.  Except in furtherance of the Transactions, no Target Company is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests.

2.3.         Subsidiaries.  Schedule 2.3 attached hereto sets forth for each Subsidiary of each Target Company (a) its name, (b) its total authorized Equity Interests, (c) its total issued and outstanding Equity Interests, and (d) the names of the holders of such issued and outstanding Equity Interests and the amount of Equity Interests held by each such holder. The Company or one or more of its Subsidiaries holds of record and owns beneficially all of the outstanding Equity Interests in each Subsidiary of the Company, free and clear of any Liens other than Permitted Liens.  Except as set forth on Schedule 2.3, no Person owns any Equity Interest of any Subsidiary of the Company.  None of the Subsidiaries of the Company has any outstanding (i) stock, options or securities convertible, exercisable or exchangeable for any of its Equity Interests or containing any profit participation features, nor any rights or options to subscribe for or to purchase its Equity Interests or (ii) any stock appreciation rights or phantom stock or similar plans or rights.  There are no (x) outstanding obligations of any Subsidiary of the Company (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests or any warrants, options or other rights to acquire any of its Equity Interests or (y) voting trusts, proxies or other agreements among the equity holders of any Subsidiary of the Company with respect to the control of, voting or disposition of, such Subsidiary’s Equity Interests.

2.4.         Investments; Indebtedness.  No Target Company has, or holds the right to make, an Investment in any other Person.  Except as set forth on Schedule 2.4 attached hereto, no Target Company has any Indebtedness.

2.5.         Authorization; No Breach.

(a)           The Company’s execution, delivery and performance of this Agreement and all other agreements and instruments contemplated hereby (including the Ancillary Agreements) to which it is a party have been duly authorized by the Company.  This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, and all other agreements and instruments contemplated hereby (including the Ancillary Agreements) to which the Company is a party, when executed and delivered by the Company in accordance with the terms hereof, shall each constitute a valid and binding obligation of the Company, enforceable in accordance with its terms, except in each case as may be limited by applicable bankruptcy, insolvency or similar Laws affecting creditors’ rights generally or by general principles of equity.

(b)           Except as set forth on Schedule 2.5(a) attached hereto, the execution and delivery of this Agreement and all other agreements and instruments contemplated hereby, the consummation of the Transactions and the fulfillment of and compliance with the respective terms hereof and thereof do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the Equity Interests or the assets of the Target Companies pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with any third party or any Government Entity pursuant to (A) the Governing Documents of any Target Company, (B) any Law to which any Target Company is subject, or any order, judgment or decree, or (C) any agreement or instrument to which any Target Company is subject, except, in the case of subclauses (B) and (C) above, for any conflict, breach, default, Lien, modification, termination, obligation, violation or failure that, individually or in the aggregate, would not be adverse in any material respect to the Target Companies taken as a whole, and would not adversely affect in any material respect the ability of the Target Companies or the Sellers to consummate the Transactions.

2.6.         Financial Statements.  Attached hereto as Schedule 2.6 are (a) unaudited consolidated balance sheet and statements of income and cash flow for the Target Companies as of and for the calendar years ended December 31, 2013 and December 31, 2012, and (b) unaudited consolidated statement of entity level pro-forma EBITDA for the twelve (12)-month period ended December 31, 2013 (collectively, the “Financial Statements”). Except as set forth on Schedule 2.6 attached hereto, each of the Financial Statements (including, if applicable, the notes thereto, if any) has been prepared based on the books and records of the Target Companies and fairly presents in all material respects the financial condition of the Target Companies as of the dates thereof and the operating results and cash flows of the Target Companies for the periods then ended, and has been prepared in accordance with GAAP consistently applied throughout the periods covered thereby (subject, in the case of unaudited Financial Statements, to the absence of footnotes and normal year-end adjustments).

2.7.         Absence of Undisclosed Liabilities.  No Target Company has any Liability (including Liabilities relating to medical malpractice claims to the extent not covered by insurance) that, individually or in the aggregate, would be material to the Target Companies taken as a whole, other than (i) Liabilities set forth on the liabilities side of the face of the Balance Sheet (not in the notes thereto), (ii) Liabilities which have arisen after the date of the Balance Sheet in the ordinary course of business consistent with past practice (none of which is a Liability resulting from breach of contract, breach of warranty, tort, infringement, claim, lawsuit or violation of Law, and none of which is material either individually or in the aggregate), (iii) the B-4 Indebtedness, and (iv) Liabilities set forth on Schedule 2.7.

2.8.         Accounts Receivable.  All accounts receivable reflected on the Balance Sheet arose out of bona fide sales of goods or services that have been rendered by the Target Companies.  The reserve for bad debts set forth on the Balance Sheet was established in good faith and in a manner consistent with the Target Companies’ historical practice.

2.9.         Absence of Certain Developments.  Since September 30, 2013, there has occurred no fact, event or circumstance which has had or would reasonably be expected to have a Material Adverse Effect.  Except as expressly contemplated by this Agreement and as set forth on Schedule 2.9 attached hereto, since September 30, 2013, no Target Company has:

(a)           amended its certificate of formation, limited liability company agreement or other organizational documents;

(b)           issued, delivered or sold or proposed or agreed to issue, deliver or sell any Equity Interest, or issued, delivered or sold or proposed or agreed to issue any securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, calls, conversion rights, commitments, other securities relating to any Equity Interests, or sold, transferred or otherwise disposed of any Equity Interest;

(c)           incurred, issued or guaranteed any Indebtedness (other than Indebtedness set forth on Schedule 2.4 attached hereto) or incurred, created or assumed any Liens (other than Permitted Liens) upon any of its material assets, tangible or intangible;

(d)           discharged or paid any material obligation or Liability, other than current Liabilities paid in the ordinary course of business consistent with past practice;

(e)           declared any distribution of cash or other property with respect to its Equity Interests that remains unpaid, or repurchased, redeemed or otherwise acquired any Equity Interests in any Target Company;

(f)            sold, assigned, transferred, leased, licensed, failed to maintain or abandoned any of its material assets, tangible or intangible, other than sale or use of consumables or other inventory in the ordinary course of business consistent with past practice;

(g)           materially amended or modified any Material Contract, waived any material default, claim or other right under any Material Contract, or terminated any contract that would constitute a Material Contract if in effect as of the date hereof,

(h)           terminated, cancelled, amended, waived, modified or failed to maintain or comply with any material Permit;

(i)            made or granted any bonus or any wage or salary increase to, or changed any material employment or retention terms with, any employee or group of employees or contractors, including salespersons (other than bonuses and wage or salary increases in the ordinary course of business consistent with past custom and practice), entered into or increased amount or duration of any severance arrangement, or made or granted any increase in any Employee Benefit Plan or arrangement, or amended or terminated any existing Employee Benefit Plan or arrangement or adopted any new Employee Benefit Plan or arrangement, or entered into, modified or terminated any collective bargaining agreement or relationship;

(j)            made any material change in its cash management practices or in any material method of accounting or accounting policies, or made any write-down in the value of its inventory that is material or outside of the ordinary course of business consistent with past custom and practice;

(k)           made or changed any material Tax election, changed any annual accounting period, adopted or changed any material accounting method, filed any amended Tax Return, entered into any closing agreement, settled any material Tax claim or assessment, surrendered any right to claim a material refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment;

(l)            adopted any plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization, bankruptcy, suspension of payments or other reorganization;

(m)          other than compensation, benefits and expense reimbursements in the ordinary course of business consistent with past custom and practice, directly or indirectly engaged in any transaction or entered into, amended or terminated, any arrangement with any of its officers, directors, equityholders or other Affiliates;

(n)           entered into any new line of business or opened or closed any facility or office;

(o)           incurred or committed to incur any capital expenditures in excess of $250,000 individually;

(p)           entered into any acquisition agreement or agreement to acquire by merger, consolidation or otherwise, or agreement to acquire (whether through acquisition of assets, equity securities or otherwise) any business of any other Person;

(q)           cancelled or waived (i) any right material to the operation of its business or (ii) any debts or claims against any of its Affiliates;

(r)            failed to maintain in full force and effect any insurance policy in a form and amount consistent with past practice;

(s)            settled, released, waived or compromised any pending or threatened action, suits, proceeding or investigation;

(t)            delayed, postponed or canceled the payment of accounts payable or any other Liability, or accelerated the collection of accounts receivable, other than in the ordinary course of business consistent with past practice; or

(u)           agreed to take or authorize the taking, whether orally or in writing, any of the foregoing.

2.10.       Assets.  The Target Companies have good and valid title to, or a valid and enforceable license or leasehold interest in, the properties and assets, tangible or intangible, reflected on the Balance Sheet or acquired thereafter, free and clear of all Liens (other than Permitted Liens).  Except as set forth in Schedule 2.10, the assets of the Target Companies constitute all the assets and properties (including contracts and permits), whether tangible or intangible, whether personal, real or mixed and whether owned or leased, that are used in the conduct of the business of the Target Companies and are sufficient to conduct the business of the Target Companies in the manner in which it is conducted on the date hereof.  Each of the Target Companies’ material tangible assets has been maintained in accordance with normal industry practice and is in good operating condition and repair (subject to reasonable wear and tear).

2.11.       Tax Matters. Except as set forth on Schedule 2.11 attached hereto:

(a)           each of the Target Companies has timely filed all income Tax Returns and all other material Tax Returns which it was required to file, and all such Tax Returns are complete and correct in all material respects and were prepared and filed in compliance in all material respects with all applicable Laws;

(b)           each of the Target Companies has (i) timely paid all Taxes due and owing by it (whether or not such Taxes are shown or required to be shown on a Tax Return), (ii) withheld and paid over to the appropriate Government Entity all Taxes which it is required to withhold from amounts paid or owing to any employee, independent contractor, equityholder, creditor or other third party and has timely filed all IRS Forms W-2, 1042-S and 1099 required with respect thereto, and (iii) no Liens on any of their assets that arose in connection with any failure or alleged failure to pay any Tax;

(c)           the unpaid Taxes of the Target Companies, being current Taxes not yet due and payable, did not exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) as of the date of the Balance Sheet, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Target Companies;

(d)           neither a Target Company nor any Seller has waived any statute of limitations with respect to any Taxes of a Target Company or agreed to any extension of time for filing any Tax Return which has not been filed, and neither a Target Company nor any Seller has consented to extend to a date later than the date hereof the period in which any Tax of a Target Company may be assessed or collected by any Government Entity or requested or received a ruling from any Government Entity or signed any binding agreement with any Government Entity that might materially impact the amount of Tax due from a Target Company or Buyer after the Closing Date;

(e)           no United States federal, state or local or non-United States Tax audits or assessments or administrative or judicial proceedings are pending or being conducted with respect to a Target Company, and no written claim has ever been made by a Government Entity in a jurisdiction where any Target Company does not file Tax Returns that a Target Company is or may be subject to Taxes assessed by such jurisdiction;

(f)            no Target Company has ever (i) been a member of an Affiliated Group or filed or been included in a combined, consolidated or unitary income Tax Return, (ii) distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code, or (iii) engaged in or been a party to any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code;

(g)           no Target Company (i) is a party to or is bound by any Tax allocation or Tax sharing agreement, (ii) is liable for the Taxes of another Person under Treasury Regulation § 1.1502-6 (or comparable provisions of state, local or foreign law), as a transferee or successor, by contract or otherwise, other than pursuant to credit agreements, lease agreements and other commercial agreements entered into in the ordinary course of business and containing customary Tax allocation or gross-up provisions, or (iii) would be a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code if each Target Company were an entity taxable as a corporation for U.S. federal income Tax purposes;

(h)           no Target Company will be required to include any material item or amount of income in, or exclude any material item or amount of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement,” as described in Section 7121 of the Code (or any similar provision of state, local or non-United States Tax law), (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or non-United States Tax law); (v) prepaid amount received on or prior to the Closing Date; (vi) installment sale or open transaction disposition made on or prior to the Closing Date; or (vii) election under Section 108(i) of the Code; and

(i)            (A) each of the Company and SFM is, and at all times since its formation has been, properly classified as a partnership for U.S. federal and applicable state Tax purposes, and (B) each other Target Company (x) at all times since its respective date of formation has been properly classified as a partnership or as a disregarded entity for U.S. federal and applicable state Tax purposes, and (y) is properly classified as a disregarded entity for U.S. federal and applicable state Tax purposes.

2.12.       Contracts and Commitments.

(a)           Except as expressly contemplated by this Agreement or as set forth on Schedule 2.12(a) attached hereto, no Target Company is a party to or bound by (whether written or oral) any:

(i)            pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees;

(ii)           collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

(iii)          employment or consulting agreement or other contract for the employment or service of any physician, radiologist, other medical practitioner, officer, individual employee or other Person on a full-time, part-time, consulting or other basis;

(iv)          contract or agreement with any Government Entity;

(v)           contract with any healthcare provider;

(vi)          contract with any supplier to the Target Companies under which the aggregate payments exceeded $250,000 during the fiscal year ended December 31, 2013;

(vii)         agreement or indenture relating to borrowed money or other Indebtedness, the mortgaging, pledging or otherwise placing a Lien on any material asset (tangible or intangible) or material group of assets (tangible or intangible) of any Target Company, any letter of credit arrangements, or any guarantee therefor;

(viii)        lease or agreement under which any Target Company is (x) lessee of or holds or operates any personal property, owned by any other party, except for any lease of personal property under which the aggregate annual rental payments did not exceed $250,000 during the fiscal year ended December 31, 2013 or (y) lessor of or permits any third party to hold or operate any property owned or controlled by any Target Company;

(ix)          agreements relating to the ownership of, Investments in or loans and advances to, any Person, including Investments in joint ventures and minority equity investments;

(x)           license, royalty, indemnification or other agreement with respect to any Intellectual Property Rights (other than licenses for commercially available, off-the-shelf software with a replacement cost and/or annual license fee of less than $50,000 during the fiscal year ended December 31, 2013);

(xi)          power of attorney or other similar agreement or grant of agency;

(xii)         contract or agreement prohibiting it from freely engaging in any line of business or competing anywhere in the world, including any nondisclosure or confidentiality agreements; or

(xiii)        other agreement that involved consideration in excess of $500,000 during the fiscal year ended December 31, 2013.

(b)           The contracts, agreements and instruments set forth or required to be set forth on Schedule 2.12(a) attached hereto are referred to individually as a “Material Contract” and collectively as “Material Contracts.”  Each Material Contract is valid, binding and in full force and effect, and is enforceable in accordance with its terms.  No Target Company is in default under or in breach of, nor in receipt of any claim of default or breach under, any Material Contract.  No event has occurred which with the passage of time or the giving of notice or both would result in a material default or breach by any Target Company under any Material Contract; and, to the Sellers’ Knowledge, there is no existing or threatened material breach or cancellation by the other parties to any Material Contract to which any Target Company is a party.

(c)           Buyer has been supplied with a true, complete and correct copy of each written Material Contract, together with all amendments, waivers or other changes thereto, and a summary of the material terms of each oral Material Contract.

2.13.       Intellectual Property Rights.

(a)           Schedule 2.13(a) attached hereto contains a true, complete and correct list of all of the following that are owned or used or held for use by the Target Companies: (i) patented and registered Intellectual Property Rights (including Internet domain names), (ii) pending patent applications and applications for registration of other Intellectual Property Rights, (iii) computer software (other than licenses for commercially available, off-the-shelf software with a replacement cost and/or annual license fees of less than $50,000), (iv) trade or corporate names, and (v) material unregistered trademarks and servicemarks.

(b)           To the Sellers’ Knowledge, a Target Company exclusively owns all right, title and interest to, or has the right to use pursuant to licenses set forth on Schedule 2.12(a)(x) attached hereto, free and clear of all Liens, all material Intellectual Property Rights used in or necessary to operate the business as currently conducted and as proposed to be conducted (including all of the Intellectual Property Rights set forth on Schedule 2.13(a) attached hereto).

(c)           Except as set forth on Schedule 2.13(c) attached hereto, (i) there are no claims against any Target Company that were either made since January 1, 2011 or are presently pending or, to the Sellers’ Knowledge, threatened, contesting the validity, use, enforceability, ownership or registrability of any Company Intellectual Property Rights, and to the Sellers’ Knowledge, there is no reasonable basis for such claim, (ii) to the Sellers’ Knowledge, no Target Company has infringed, misappropriated or otherwise conflicted with and, to the Sellers’ Knowledge, the operation of the business of the Target Companies as currently conducted does not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any other Persons, (iii) none of the Target Companies or the Sellers have received any written notices regarding any of the foregoing since January 1, 2011, and (iv) to the Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise conflicting with any Company Intellectual Property Rights.

(d)           To the Sellers’ Knowledge, in the last eighteen (18) months, there have been no incidents of data security breaches or complaints, notices to, or audits, proceedings or investigations conducted or written claims asserted by any other Person (including any Governmental Body) regarding the collection or use of personal information by any Person in connection with any Target Company’s business or any material violation of applicable Law by any Target Company.

2.14.       Litigation.  Except as set forth on Schedule 2.14 attached hereto and except for such matters as would not, individually or in the aggregate, reasonably be expected to be adverse in any material respect to the Target Companies taken as a whole, there are, and since January 1, 2011 there have been, no actions, suits, proceedings (including any arbitration proceedings), orders or, to the Sellers’ Knowledge, investigations or claims pending or, to the Sellers’ Knowledge, threatened against a Target Company, or pending or threatened by a Target Company against any third party, at law or in equity, or before or by any Government Entity (including any actions, suits, proceedings or investigations with respect to any Transaction).  No Target Company is, or since January 1, 2011 has been, subject to any written judgment, order or decree of any Government Entity that, individually or in the aggregate, would reasonably be expected to be adverse in any material respect to the Target Companies taken as a whole.

2.15.       Brokerage.  There are and shall be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement to which any Target Company is a party or to which any Target Company is subject for which any Target Company or Buyer could become obligated.

2.16.       Insurance.  Schedule 2.16 attached hereto contains a description of each material insurance policy maintained by the Target Companies with respect to its properties, assets and business, and each such policy shall be in full force and effect as of the Closing or a substituted policy shall have been obtained therefor.  No Target Company is in default with respect to its obligations under any material insurance policy maintained by it, and the Target Companies have never been denied insurance coverage.

2.17.       Labor Matters.  Schedule 2.17(a) attached hereto contains a true, complete and correct list as of January 31, 2014 of (i) the employees employed by each Target Company whose total cash compensation in 2013 through such date exceeded $250,000, and (ii) the rate of all current compensation payable by any Target Company to each such employee, including any bonus, contingent or deferred compensation.  Except as set forth on Schedule 2.17(b) attached hereto, no executive or key employee of any Target Company and no group of employees or contractors of any Target Company has informed such Target Company in writing of any plan to terminate or materially alter the terms of his, her or their employment with or services for such Target Company.  To the Seller’s Knowledge, no executive or key employee of any Target Company is party to any confidentiality, proprietary rights, non-competition, non-solicitation, or similar agreement that could materially restrict the performance of such employee’s employment duties or the ability of any Target Company to conduct its business.  None of the Target Companies is a party to or bound by any collective bargaining agreement or other contract or bargaining relationship with any labor organization.  There are no pending or, to the Sellers’ Knowledge, threatened strikes, work stoppages, walkouts, or other material labor disputes or disruptions against or affecting any Target Company, and no such disputes have occurred within the past five (5) years.  To the Sellers’ Knowledge, there are no ongoing or threatened union organizing activities involving employees of any Target Company and no such activities have occurred within the past three (3) years.  No Target Company has engaged in any employee layoff activities within the last two (2) years that would materially violate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar Law.  Except as would not, individually or in the aggregate, reasonable be expected to be adverse in any material respect to the Target Companies taken as a whole, the Target Companies are in compliance, and for the past three (3) years have complied with all applicable Laws relating to labor and employment.  No Target Company has any material liability resulting from any delinquency in payment of, or failure to pay, any of its current or former employees, consultants or independent contractors wages (including minimum wage, overtime, meal breaks or waiting time penalties), salaries, fees, commissions, accrued and unused vacation, on-call payments, equal pay, or collective bargaining payments, bonuses, or other compensation, if any, for any services performed by them to which they would be entitled under applicable Law or agreement.

2.18.       Employee Benefits.

(a)           Schedule 2.18 attached hereto sets forth a complete and correct list of all “employee benefit plans” (as such term is defined in Section 3(3) of ERISA), each other pension, retirement, profit-sharing, savings, health, welfare, bonus, incentive, commission, equity or equity-based, deferred compensation, severance, separation, retention, employment, change of control, and each other material benefit or compensation plan, program, policy or contract (including, without limitation, any employment, consulting and collective bargaining agreements) maintained, sponsored or contributed to or required to be contributed to by any Target Company, or with respect to which any Target Company has any Liability (each an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”).  Each Employee Benefit Plan is sponsored by a Target Company and covers only employees of a Target Company (and their eligible dependents or beneficiaries).

(b)           Sellers have delivered to Buyer complete and correct copies of (i) each written Employee Benefit Plan and all insurance policies and trust documents relating to any Employee Benefit Plan and a summary of any unwritten Employee Benefit Plan, (ii) the most recent summary plan descriptions and employee handbook, (iii) in the case of any plan that is intended to be qualified under Section 401(a) of the Code, the most recent Internal Revenue Service determination letter or opinion letter, (iv) in the case of any plan for which Forms 5500 are required to be filed, the three (3) most recent Form 5500 annual reports with all applicable attachments and (v) the most recent financial statements, auditors or actuarial reports for each Employee Benefit Plan that has been prepared for any Employee Benefit Plan or is required under applicable Law. Except as specifically provided in the foregoing documents delivered or made available to the Buyer, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has the any Target Company or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan.

(c)           Each Employee Benefit Plan (and each related trust, insurance contract or fund) has been maintained, funded and administered in all material respects in accordance with its terms and complies in form and in operation in all material respects with all applicable requirements of ERISA, the Code and other applicable Laws.  The Target Companies and each entity that is treated as a single employer with each Target Company for purposes of Section 414 of the Code (and “ERISA Affiliate”) have complied and are in compliance with the requirements of Section 4980B of the Code, and any similar state Law (“COBRA”), and there are no past or current violations of COBRA by the Target Companies that could give rise to any material Liability.  Each Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and, to the Sellers’ Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(d)           With respect to each Employee Benefit Plan, all contributions or payments (including all employer contributions, employee salary reduction contributions, and premium payments) that are due have been made within the time periods prescribed by the terms of each Employee Benefit Plan, ERISA, the Code or applicable Law, and all contributions or payments for any period ending on or before the Closing Date that are not yet due have been made, paid or properly accrued. No Employee Benefit Plan has any material unfunded Liabilities not accurately reflected on the Financial Statements in accordance with GAAP.

(e)           No Employee Benefit Plan is and no Target Company has any other Liability with respect to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan that is or was subject to the funding requirements of Section 412 of the Code or Section 302 or Title IV of ERISA, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iv) any “multiple employer plan” within the meaning of Section 210 of ERISA or Section 413(c) of the Code, or (v) any benefit plan, program, policy or contract that provides for post-retirement or post-termination medical, life insurance or other welfare-type benefits, other than as required by COBRA and for which the beneficiary pays the entire cost of coverage.  Neither any Target Company nor any of their Subsidiaries has any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than any Target Company and their Subsidiaries.

(f)            With respect to each Employee Benefit Plan, except as would not reasonably be expected to result in a material liability to any Target Company, (i) there have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), (ii) no “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and (iii) no action, suit, proceeding or hearing and no audit or claim with respect to the assets thereof (other than routine claims for benefits) is pending or, to the Sellers’ Knowledge, threatened and, to the Seller’s Knowledge, no facts would give rise to any to any such action, suit or claim.

(g)           Neither the execution of this Agreement nor the consummation of the Transactions will, either alone or in combination with another event, entitle any current or former employee, officer, director, contractor, or other individual service provider to any payment, or accelerate the time of payment or vesting or funding, or increase the amount of, compensation or benefits due any such Person under any Employee Benefit Plan.

(h)           No Target Company is a party to any contract or plan covering any employee, director or consultant that will result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Sections 280G and 4999 of the Code (or any corresponding provision of state, local or foreign Tax Law) in connection with the execution of this Agreement or the consummation of the Transactions.

(i)            No Target Company has any material liability by reason of an individual who performs or performed services for the Target Company in any capacity being improperly excluded from participating in an Employee Benefit Plan.

2.19.       Compliance with Laws; Permits; Prohibited Payments.

(a)           Except as set forth on Schedule 2.19(a) attached hereto, each of the Target Companies is in compliance, and for the past three (3) years has complied, with all applicable Laws relating to the operation of its business in all material respects.  Except as set forth on Schedule 2.19(a) attached hereto, no written notices have been received by and, to the Sellers’ Knowledge, no written claims have been filed against any Target Company alleging a material violation of any such Laws.  Except as set forth in Schedule 2.19(a), none of the Target Companies (i) has received any written notice from any Governmental Entity of any threatened or pending investigation, audit or inquiry into an alleged or suspected violation of any applicable Law or regulation, or (ii) is party to any agreement or settlement with any Governmental Entity with respect to its alleged non-compliance with, or violation of, any applicable Law.

(b)           Each of the Target Companies holds all material Permits of all Government Entities required for the conduct of its business and the ownership of its properties, and Schedule 2.19(b) attached hereto sets forth a list of all of such material Permits held by the Target Companies.  No written notices have been received by any Target Company alleging the failure to hold any Permits.  Each of the Target Companies is and for the past three (3) years have been in compliance in all material respects with all terms and conditions of all permits, licenses, accreditations and authorizations which it holds or held.

(c)           No Target Company has, directly or indirectly, (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the Laws of any federal, state, local or foreign jurisdiction, (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of any Target Company for any reason, (iii) made or agreed to make any illegal contribution, or illegally reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (iv) illegally paid or delivered any fee, commission or any other sum of money or item of property, however characterized, to any finder, agent, government official or other Person, in the United States or any other country, which in any manner relates to the assets, business or operations of any Target Company.

2.20.       Environmental Matters.  Except as set forth on Schedule 2.20 attached hereto:

(a)           Each of the Target Companies is, and has been for the past five (5) years, in compliance in all material respects with all applicable Environmental Requirements which compliance includes and has included obtaining, maintaining and complying with all Permits required pursuant to Environmental Requirements for the operation of the Business and the occupation of the Leased Property.

(b)           No Target Company has received any written notice or report regarding any actual or alleged violation of or any Liabilities arising under, Environmental Requirements.

(c)           None of the Target Companies has (i) treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to, any Hazardous Substance, or (ii) owned or operated any facility or property (including the Leased Property) that is or has been contaminated by any Hazardous Substance, in each case of (i) or (ii) so as to give rise to any material Liabilities pursuant to any Environmental Requirements.

(d)           Except under credit agreements, inventory supply agreements and leases entered into in the ordinary course of business, no Target Company has assumed or provided an indemnity with respect to any Liability of any other Person relating to any Environmental Requirements.

(e)           None of the Target Companies nor any of their respective predecessors or Affiliates has manufactured, sold, marketed, installed or distributed products or items containing asbestos, and none of such Persons has any Liabilities with respect to the presence or alleged presence of asbestos-containing material in any product or item on, at or upon any property or facility.

(f)            The Sellers have furnished to Buyer all environmental assessments, audits, reports and other documents materially bearing on environmental, health or safety Liabilities with respect to the current and former operations and facilities of the Business, to the extent such documents are in the possession or under the reasonable control of the Target Companies.

2.21.       Affiliate Transactions.  Except as set forth on Schedule 2.12 or Schedule 2.21 and except for any Employee Benefit Plans, no (i) employee, officer, director or Affiliate of any Target Company, (ii) individual related by blood, marriage or adoption to any individual referred to in clause (i), or (iii) entity in which any Person or individual referred to in clause (i) or (ii) owns any beneficial interest (other than a Target Company), is a party to any agreement, contract, commitment or transaction with a Target Company or has any direct or indirect interest (other than through a Target Company) in any assets used by a Target Company.  Except for the contracts and agreements set forth on Schedule 2.21 and transactions contemplated thereby, there are no agreements, contracts, commitments or transactions between the Company and/or any of its Subsidiaries, on the one hand, and SFM and/or any of its Subsidiaries, on the other hand.

2.22.       Real Property.

(a)           Except as set forth in Section 6.6, none of the Target Companies owns any real property.

(b)           Schedule 2.22(b) attached hereto sets forth the address of each Leased Property and a true and complete list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions and other modifications pursuant to which Target Companies hold Leased Property (the “Leases”).  Sellers have previously delivered to Buyers true, complete and correct copies of all the Leases and, in the case of an oral Lease, a written summary of the material terms thereof.  The Target Companies have a good and valid leasehold interest in and to all of the Leased Property, subject to no Liens except for Permitted Liens.  Except as set forth in Schedule 2.22(b), with respect to each of the Leases: (i) the Lease is legal, valid, binding and in full force and effect with respect to the Target Companies and is enforceable against the Target Companies in accordance with its terms; (ii) to the Sellers’ Knowledge, there exists no default or condition which, with the giving of notice, the passage of time or both, could become a material default by the Target Companies or permit the termination, modification or acceleration of rent under any Lease; (iii) no consent, waiver, approval or authorization is required from the landlord under any Lease as a result of the execution of this Agreement or the consummation of the Transactions; (iv) the Target Company’s possession and quiet enjoyment of the Leased Property under such Lease has not been disturbed and there are no disputes with respect to such Lease; (v) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) no Target Company owes and will not owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) no Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Property or any portion thereof; and (viii) except for Permitted Liens, no Target Company has collaterally assigned or granted any Lien in such lease.

(c)           The Leased Property constitutes all of the real property owned, leased, occupied or otherwise utilized in connection with the business of the Target Companies.  To the Sellers’ Knowledge, (i) the Leased Property conforms in all material respects to all applicable building, zoning and other laws, ordinances, rules and regulations, (ii) all Permits and other approvals of all Government Entities having jurisdiction over the Leased Property which are required to use or occupy such Leased Property or operate the Business as presently conducted have been obtained, are in full force and effect and have not been violated in any material respect, and (iii) there is no pending or, to the Sellers’ Knowledge, threatened condemnation proceeding, lawsuit or administrative action affecting any portion of the Leased Property.

(d)           All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Leased Property (the “Improvements”) have been properly maintained, ordinary wear and tear excepted.  To the Sellers’ Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements in the operation of the Business.

2.23.       Healthcare.

(a)           The Target Companies have complied in all material respects with all applicable healthcare Laws, including but not limited to Sections 1128A, 1128B, or 1877 of the Social Security Act (42 U.S.C. §§ 1320a-7a, 1320a-7b, and 1395nn), 31 U.S.C. § 3729 et seq. (the Civil False Claims Act), 18 U.S.C. § 1347 (Health Care Fraud), Public Law 104-191 (the Health Insurance Portability and Accountability Act of 1996), the Florida Patient Self-Referral Act (Fla. Stat. 456.053),  Florida Patient Brokering Act (Fla. Stat. 817.505) , Florida Kickback Act (Fla. Stat. 456.054), the Florida Medicaid Kickback Law (Fla. Stat. 409.920(e), all applicable fraud and abuse, false claims and anti-self-referral Laws and all applicable Laws related to the confidentiality, privacy and security of medical information, or to licensing, the corporate practice of medicine, fee-splitting, certificate of need and reimbursement or billing for healthcare services.  None of the Target Companies has received any written notice to the contrary; and each Target Company possesses all material healthcare Permits necessary to own, lease and conduct their respective businesses in the manner and to the full extent now operated, in each case issued by the appropriate Government Entity, including, without limitation, the United States Department of Health and Human Services and each other federal, state and local agency the regulations of which are applicable to the businesses of each Target Company including, without limitation, those adopted pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended by the HITECH Act of the American Recovery and Reinvestment Act of 2009 (“HIPAA”).

(b)           The Target Companies are qualified for participation in all federal healthcare programs in which they participate, including the Medicare programs, the Medicaid programs, and the Tricare programs in which they participate (together with their respective intermediaries or carriers, the “Government Reimbursement Programs”) and comply in all material respects with the rules, regulations and conditions of participation associated with all Government Reimbursement Programs in which they participate.  Except as disclosed on Schedule 2.23(b), there is no pending or, to the Sellers’ Knowledge, threatened proceeding or investigation by any Government Reimbursement Program with respect to (i) any Target Company’s qualification or right to participate in such Government Reimbursement Program, (ii) the compliance or non-compliance by any Target Company with the terms or provisions of such Government Reimbursement Program, or (iii) the right of any Target Company to receive or retain reimbursements from such Government Reimbursement Program, in each case other than (x) billing reviewed, reconciliations and audits performed in the ordinary course of business or (y) as would not reasonably be expected to give rise to any liabilities that, individually or in the aggregate, be material to the Target Companies, taken as a whole.  For purposes of this Agreement, “Medicaid” means any state-operated means-tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria (Social Security Act of 1965, Title XIX, P.L. 89-87, as amended; 42 U.S.C. §1396 et seq.), “Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act that provides for a health insurance system for eligible elderly and disabled individuals (Social Security Act of 1965, Title XVIII, P.L. 89-87 as amended; 42 U.S.C. §1395 et seq.) and “Tricare” means the healthcare program established by the U.S. Department of Defense under Title 10, Subtitle A, Part II, Chapter 55 (10 U.S.C. §1071 et seq.) for members of the military, military retirees, and their dependents, and includes the competitive selection of contractors to financially underwrite the delivery of healthcare services under the Civilian Health and Medical Program of the Uniformed Services.

(c)           None of the Target Companies, nor any of their respective officers or directors, has, on behalf of any of the Target Companies, (i) knowingly or willfully violated the federal Medicare and Medicaid statutes, 42 U.S.C. §1320a-7c, or 1320a-7b or the regulations promulgated pursuant to such statutes or related state or local statutes or regulations, including but not limited to the following:  (A) knowingly or willfully made or caused to be made a false statement or representation of a material fact in any applications for any benefit or payment; (B) knowingly or willfully made or caused to be made any false statement or representation of a material fact for use in determining rights to any benefit or payment; (C) knowingly or willfully failed to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently; (D) knowingly or willfully solicited or received any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay or soliciting to receive such remuneration (x) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare, Medicaid, Tricare or other applicable government payers, or (y) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by Medicare, Medicaid, Tricare or other applicable government payers, (ii) knowingly or willfully presented or caused to be presented a claim for a medical or other item or service that was not provided as claimed, or is for a medical or other item or service and the person knew or should have known the claim was false or fraudulent, or (iii) presented or caused to be presented a claim to any individual, third party payor or other entity for a designated health service furnished pursuant to a prohibited referral by a physician pursuant to 42 U.S.C.; §1395nn or any regulations promulgated pursuant thereto (collectively, the “Stark Law”).  None of the Target Companies has, nor have any of their respective officers or directors, on behalf of any of the Target Companies, violated in any material respect any applicable state false claims act statutes or the Federal False Claims Act, 31 U.S.C. §3729, including without limitation (i) knowingly presenting or causing to be presented to a government official a false claim for payment or approval, (ii) knowingly made, used or caused to be made or used, a false record or statement to get a false or fraudulent claim paid or approved by the government, or (iii) conspired to defraud the government by getting a false or fraudulent claim paid.

(d)           Sellers have disclosed any and all corporate integrity or other agreements with any Government Entity to which any Target Company is a party.  The Target Companies are in compliance in all material respects with all such agreements.  No employee of or, to the Sellers’ Knowledge, independent contractor to the Target Companies is excluded from participating in any Government Reimbursement Program in which the Target Companies participate, nor, to the Sellers’ Knowledge, is any such exclusion threatened in writing or pending.  None of the officers and directors and, to the Sellers’ Knowledge, none of the agents or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)) of any Target Company has been excluded from a Government Reimbursement Program, been subject to sanction pursuant to 42 U.S.C. § 1320a-7a or 1320a-8, or been convicted of a crime described at 42 U.S.C. § 1320a-7b.

(e)           The Target Companies are in compliance in all material respects with the provisions of HIPAA, and the regulations promulgated thereunder, including the Standards for Electronic Transaction and Code Set (45 C.F.R. Parts 160 and 162), the Standards for Privacy of Individually Identifiable Health Information (45 C.F.R. Parts 160 and 164), the Security Standards for the Protection of Electronic Protected Health Information (45 C.F.R. Parts 160 and 164).  None of the Target Companies has received any written notice from any Governmental Agency or contract party that it is in violation of the requirements of HIPAA, or that such contract party has filed or intends to file a report to a Governmental Entity alleging a violation of or noncompliance with HIPAA, or that a Governmental Agency has imposed or intends to impose any enforcement actions, fines, or penalties for any failure or alleged failure to comply with the requirements of HIPAA or its implementing regulations.

ARTICLE III
Representations and Warranties of Sellers

As a material inducement to Buyer to enter into this Agreement and to consummate the Transactions, each Seller, severally and not jointly, with respect to itself, represents and warrants to Buyer as follows:

3.1.         Power and Authority.  Such Seller possesses all requisite capacity or power and authority, as the case may be, necessary to carry out the Transactions.

3.2.         Authorization; No Breach.

(a)           The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby (including the Ancillary Agreements) to which such Seller is a party or by which such Seller is bound have been duly authorized by such Seller, if applicable.  This Agreement and all other agreements contemplated hereby (including the Ancillary Agreements) to which such Seller is a party, when executed and delivered by such Seller in accordance with the terms hereof, shall each constitute a valid and binding obligation of such Seller, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(b)           The execution, delivery and performance by such Seller of this Agreement and all other agreements contemplated hereby (including the Ancillary Agreements) to which such Seller is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by such Seller, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) result in the creation of any Lien upon the portion of Company Equity Interests held by such Seller pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any third party or Government Entity pursuant to, (A) any Law to which such Seller is subject or (B) any agreement, instrument, order, judgment or decree to which such Seller is subject, except, in each case of subclauses (A) and (B) above, for any conflict, breach, default, Lien, modification, termination, obligation, violation or failure that, individually or in the aggregate, would not be adverse in any material respect to the Target

Companies taken as a whole, and would not adversely affect in any material respect the ability of the Target Companies or the Sellers to consummate the Transactions.

3.3.         Title to Equity Interests.  Such Seller (a) holds of record and owns beneficially all of the Equity Interests of the Company set forth opposite such Seller’s name on Schedule 2.2 attached hereto, such Seller has good and valid title to such Equity Interests, free and clear of all Liens other than Liens that may arise under securities Laws, and at the Closing such Seller shall deliver to the Buyer good and valid title to such Equity Interests free and clear of all Liens; (b) such Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of the Equity Interests owned by him or any other Equity Interests in the Company (other than this Agreement); and (c) other than the Governing Documents of the Company, such Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Equity Interests owned by him or any other Equity Interests in any of the Target Companies.

3.4.         Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement to which such Seller is a party or to which such Seller is subject for which any Target Company or Buyer could become obligated.

ARTICLE IV
Representations and Warranties of Buyer

As a material inducement to each Seller to enter into this Agreement and consummate the Transactions, Buyer represents and warrants to each Seller as follows:

4.1.         Organization, Power and Authority.  Buyer is duly organized, validly existing and in good standing under the Laws of Delaware.  Buyer possesses all requisite power and authority necessary to carry out the Transactions.

4.2.         Authorization; No Breach.

(a)           The execution, delivery and performance of this Agreement and all other agreements or instruments contemplated hereby (including the Ancillary Agreements) to which Buyer is a party or by which Buyer is bound have been duly authorized by Buyer.  This Agreement and all other agreements contemplated hereby to which Buyer is a party, when executed and delivered by Buyer in accordance with the terms hereof, shall each constitute a valid and binding obligation of Buyer, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity.

(b)           The execution, delivery and performance by Buyer of this Agreement and all other agreements contemplated hereby (including the Ancillary Agreements) to which Buyer is a party, and the fulfillment of and compliance with the respective terms hereof and thereof by Buyer, do not and shall not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under (whether with or without the passage of time, the giving of notice or both), (iii) give any third party the right to modify, terminate or accelerate any obligation under, (iv) result in a violation of, or (v) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Government Entity pursuant to, (A) the organizational documents of Buyer, (B) any Law to which Buyer is subject, or (C) any material agreement, instrument, order, judgment or decree to which Buyer is subject, except, in the case of subclause (B) and (C) above, for any conflict, breach, default, Lien, modification, termination, obligation, violation or failure that would not be material in any respect.

4.3.         Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the Transactions based on any arrangement or agreement to which Buyer is a party or to which Buyer is subject for which any Seller could become liable or obligated.

4.4.         Sufficiency of Funds.  At the Closing, Buyer will have sufficient funds to pay the Initial Purchase Price.

ARTICLE V
Indemnification

5.1.         Survival of Representations and Warranties.  The representations and warranties in this Agreement shall survive the Closing for a period starting on the Closing Date and ending on the date that is 18 months following the Closing Date, except that the representations and warranties set forth in (i) Sections 2.11, 2.18 and 2.23 shall survive until 60 days after the expiration of the applicable statute of limitations, (ii) Section 2.1, 2.2, 2.3, 2.5(a), 3.1, 3.2(a), 4.1 and 4.2(a) shall survive indefinitely (the “Fundamental Representations”).  The agreements and covenants set forth in this Agreement shall survive in accordance with their terms and, if no term is specified, for a period of three (3) years following the Closing Date. Notwithstanding the foregoing, any claim by a party for indemnification hereunder with respect to the breach or alleged breach of any representation, warranty, covenant or agreement asserted prior to the expiration of the applicable survival period set forth in this Section 5.1 shall survive the expiration of such period until the final resolution of such claim.

5.2.         General Indemnification.

(a)           Common Indemnification Obligations of Sellers.  Subject to Section 5.2(d)(iii) and the other limitations in this ARTICLE V, after the Closing, the Sellers shall indemnify Buyer and its Affiliates (for the avoidance of doubt, including the Target Companies) and their respective officers, directors, employees, successors and permitted assigns (other than Sellers) (collectively, “Buyer Indemnified Parties”) and save and hold each of them harmless against any loss, Liability, action, cause of action, cost, damage, Tax or expense, whether or not arising out of third party claims (including reasonable attorneys’, consultants’ and experts’ fees and expenses, interests or penalties to the extent owed to third-parties, refund obligations, and reasonable third-party costs and expenses incurred in connection with the investigation of any Third Party Claim after the receipt or commencement of such Third Party Claim) (collectively, “Losses”, and each a “Loss”), which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any breach of any representation or warranty contained in ARTICLE II (excluding the representations and warranties contained in Section 2.23);

(ii)           (x) any violation of Healthcare Laws arising from, in connection with or relating to (A) the operations of the Target Companies prior to the Closing, (B) any fact, circumstance, condition or state of facts relating to the Target Companies or their business, properties, assets or employees existing or occurring prior to the Closing, or (C) the action or inaction prior to the Closing of any officer, director, employee or agents of any Target Company on behalf of such Target Company or any other Target Company, or (y) any breach of any representation or warranty contained in Section 2.23, in each case of (x) and (y), regardless of whether such Losses arise from a Third Party Claim;

(iii)          any Pre-Closing Taxes, except to the extent included as a liability in the calculation of the Final Net Working Capital;

(iv)          any Closing Indebtedness to the extent it was not included in the calculation of the Final Purchase Price;

(v)           any Unpaid Seller Expenses, except to the extent included as a liability in the calculation of the Final Net Working Capital;

(vi)          any claim by any Person to the extent related to any actual or alleged Equity Interest in any Target Company;

(vii)         any claim by any current or former member or other equityholder of any Target Company, or any Affiliate, trustee or beneficiary of any such Person, relating to (x) any alleged breach of fiduciary duty, usurping corporate opportunity or similar breaches of care, loyalty or other duties occurring at or prior to the Closing, whether in connection with this Agreement or the Transactions or any other transaction, fact, circumstance or event occurring at or prior to the Closing, (y) any rights, preferences or privileges under the Governing Documents of any Target Company or (z) any allocation of the Initial Purchase Price, the Final Purchase Price or the Earnout Amount;

(viii)        all costs, expenses incurred by Seller Indemnified Parties in connection with the conveyance contemplated by Section 6.6; or

(ix)          any penalty, fine, consent fee or other one-time, non-recurring Losses in respect of any facility or office leased by any Target Company as of the date hereof, any equipment or other personal properties leased by any Target Company as of the date hereof, or any supply contract and other contract to which any Target Company is a party as of the date hereof, in each case incurred as a result of or in connection with seeking and/or obtaining counterparty consents for (x) the transactions contemplated by this Agreement (including those set forth on Schedule 5.2(a)(ix)), (y) any assignment of any lease, agreement or contract or any change in control (or similar event) of any Target Company occurring prior to the date hereof for which the required counterparty consent (including landlord consent and lessor consent) has not been sought or obtained, or (z) any sublease arrangement entered into prior to the date hereof for which the required counterparty consent (including landlord consent and lessor consent) has not been sought or obtained.

If and to the extent any provision of this Section 5.2(a) is unenforceable for any reason, the Sellers agree to make the lesser maximum contribution to the payment and satisfaction of the Losses for which indemnification is provided for in this Section 5.2(a) which is permissible under applicable Laws.  Notwithstanding anything contained herein, in no event shall any Target Company be required to provide indemnification or contribution for any obligation of the Sellers under this Section 5.2(a).

(b)           Individual Indemnification Obligations of Sellers.  After the Closing, each Seller shall severally and not jointly indemnify the Buyer Indemnified Parties and save and hold each of them harmless against any Loss which any Buyer Indemnified Party may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any breach of any representation or warranty made by such Seller in ARTICLE III; or

(ii)           any nonfulfillment or breach of any covenant, agreement or other provision by such Seller under this Agreement.

If and to the extent any provision of this Section 5.2(b) is unenforceable for any reason, each Seller hereby agrees to make the lesser maximum contribution to the payment and satisfaction of the Loss for which indemnification is provided for in this Section 5.2(b) which is permissible under applicable Laws. Notwithstanding anything contained herein, in no event shall any Target Company be required to provide indemnification or contribution for any obligation of the Sellers under this Section 5.2(b).

(c)           Indemnification Obligations of Parent and Buyer.  After the Closing, Parent and Buyer shall indemnify each Seller and its Affiliates (other than Buyer and its Affiliates, including the Target Companies) (collectively, “Seller Indemnified Parties”) and hold them harmless against any Losses which Seller Indemnified Parties may suffer, sustain or become subject to, as a result of, in connection with, relating or incidental to or by virtue of:

(i)            any breach of any representation or warranty of Buyer contained in ARTICLE IV of this Agreement; or

(ii)           any nonfulfillment or breach of any covenant, agreement or other provision by Buyer under this Agreement.

If and to the extent any provision of this Section 5.2(c) is unenforceable for any reason, Parent and Buyer hereby agree to make the maximum contribution to the payment and satisfaction of the Losses for which indemnification is provided for in this Section 5.2(c) which is permissible under applicable Laws.

(d)           Limitations on Indemnification.

(i)            The provisions of Section 5.2(a) and Section 5.2(b) notwithstanding:

(A)          none of the Sellers shall be required to indemnify Buyer Indemnified Parties in respect of any Losses suffered by Buyer Indemnified Parties pursuant to Section 5.2(a)(i) or Section 5.2(b)(i), as applicable, as a result of any breach of any representation or warranty contained in ARTICLE II or ARTICLE III (other than the Fundamental Representations and the representations and warranties contained in Sections 2.11 and Section 2.23) until the aggregate amount of all such Losses suffered by Buyer Indemnified Parties exceeds $750,000 (the “Basket”) (at which point the full amount of such Losses starting with dollar one, including the Basket, shall be payable);

(B)          in no event shall the aggregate amount of Sellers’ liabilities under Section 5.2(a)(i) and Section 5.2(b)(i) (excluding liabilities as a result of any breach of any Fundamental Representations and any representation or warranty contained in Sections 2.11 or Section 2.23) exceed twelve and half percent (12.5%) of the Cash Consideration (the “General Cap”);

(C)          none of the Sellers shall be required to indemnify Buyer Indemnified Parties in respect of any Losses suffered by Buyer Indemnified Parties pursuant to Section 5.2(a)(ii) until the aggregate amount of all such Losses suffered by Buyer Indemnified Parties exceeds the Basket (at which point only the amount of such Losses in excess of the Basket shall be payable);

(D)          in no event shall the aggregate amount of Sellers’ liabilities under Section 5.2(a)(i), Section 5.2(b)(i) and Section 5.2(a)(ii) (excluding liabilities as a result of any breach of any Fundamental Representations and any representation or warranty contained in Sections 2.11) exceed fifty percent (50%) of the Cash Consideration (the “Aggregate Cap”); and

(E)           Sellers’ indemnification obligations under Section 5.2(a)(ii) shall terminate on the sixtieth (60th) day following the expiration of the applicable statute of limitations.

(ii)           The Sellers shall be responsible for 100% of the Losses suffered by any Buyer Indemnified Party for which indemnification is available pursuant to Section 5.2(a).  For purpose of clarity, in the event of any Losses suffered by any Target Companies for which indemnification is available under Section 5.2(a), (A) Buyer will request that the indemnification payment be made to one or more of the Target Companies directly and (B) the Sellers shall pay 100% of such Losses to such Target Company or Target Companies.

(iii)          The provisions of Section 5.2(a) and Section 5.2(b) notwithstanding, each individual Seller shall not be required to indemnify Buyer

Indemnified Parties for more than such Seller’s pro rata portion of any Losses suffered by Buyer Indemnified Parties for which indemnification is available pursuant to Section 5.2(a).(for purposes of this Agreement the Sellers’ pro rata portions are 45% for Dass, 45% for Han and 10% for Patel).

(iv)          The provisions of Section 5.2(a) and Section 5.2(b) notwithstanding, none of the Sellers shall be required to indemnify Buyer Indemnified Parties in respect of any Losses suffered by Buyer Indemnified Parties:

(A)          to the extent such Losses constitute consequential or punitive damages, other than such items as the Buyer Indemnified Parties may be required to pay to a unaffiliated third-party as a result of the facts and circumstances underlying the relevant indemnification claim;

(B)          to the extent such Losses are included in the calculation of the Final Net Working Capital or the Expense Adjustment;

(C)          to the extent of any net Tax benefits actually realized by the Buyer Indemnified Parties as a result of the facts and circumstances underlying such indemnification claim (after taking into account any Tax detriments arising from indemnification hereunder and treating the applicable Tax item as the last item to be used by the Buyer Indemnified Parties);

(D)          to the extent of insurance proceeds actually recovered by the Buyer Indemnified Parties in connection with the facts and circumstances underlying the relevant indemnification claim; and

(E)           to the extent of any indemnity, contribution or other similar payments and claims actually received from third-parties.

(e)           Calculation of Losses.  For purposes of calculating the amount of Losses incurred with respect to any breach of any representation and warranty contained this Agreement (but not for purposes of determining whether a breach of a representation or warranty has occurred), all qualifications and limitations as to materiality (including terms such as “material” and “Material Adverse Effect”) in such representation or warranty shall be disregarded and not be given any effect.

(f)            Manner of Payment.  Any indemnification of Buyer Indemnified Parties pursuant to this Section 5.2 shall be effected (i) first by offsetting such amount against (x) the remaining Indemnity Escrow Amount then held in the Escrow Account and/or (y) at Buyer’s option, any obligation owing by the Target Companies or Buyer to Seller Indemnified Parties (including any distributions in respect of any Equity Interests held by Sellers in any Target Company), and (ii) thereafter, by wire transfer of immediately available funds from Sellers to an account designated in writing by Buyer Indemnified Party within five (5) days after the determination thereof.  Any indemnification owing to Seller Indemnified Parties pursuant to this Section 5.2 shall be effected by wire transfer of immediately available funds from Buyer to an account designated in writing by Seller Indemnified Party within five (5) days after the determination thereof.

(g)           Third Party Claims.  Any Person making a claim for indemnification under this Section 5.2 (an “Indemnitee”) shall notify the indemnifying party (an “Indemnitor”) of the claim in writing promptly after receiving written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against it (if by a third party), describing the claim, the amount thereof (if known and quantifiable) and the basis thereof; provided that the failure to so notify an Indemnitor shall not relieve the Indemnitor of its obligations hereunder unless and to the extent the Indemnitor shall be actually prejudiced by such failure to so notify.  Any Indemnitor shall be entitled to participate in the defense of such Proceeding giving rise to an Indemnitee’s claim for indemnification at such Indemnitor’s expense, and at its option (subject to the limitations set forth below) shall be entitled to assume the defense thereof (including as it relates to the posting of any bond or the making of any guarantee in connection with such defense) by appointing a reputable counsel reasonably acceptable to the Indemnitee to be the lead counsel in connection with such defense; provided that prior to the Indemnitor assuming control of such defense, Indemnitor shall first reasonably demonstrate to the Indemnitee in writing (A) the Indemnitor’s financial ability to provide full indemnification to the Indemnitee with respect to the estimated amount of the Loss relating to such Proceeding (determined in good faith based upon all of the information pertaining to the Proceeding available at such time and after giving effect to any applicable limitations on indemnification in Section 5.2(d)) and (B) that, assuming the Indemnitor were to become obligated to indemnify the Indemnitee hereunder in respect of the estimated amount of the Loss relating to such Proceeding (determined in good faith based upon all of the information pertaining to the Proceeding available at such time), the Indemnitor (after giving effect to any applicable limitations on indemnification in Section 5.2(d)) would be responsible for more of the Loss than the Indemnitee in the event such Proceeding were determined in an adverse manner to the Indemnitor and the Indemnitee; and provided further, that:

(i)            the Indemnitee shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose; provided that the fees and expenses of such separate counsel shall be borne by the Indemnitee (other than any fees and expenses of such separate counsel (x) that are incurred prior to the date the Indemnitor effectively assumes control of such defense) or (y) retained because of a conflict of interest exists between the Indemnitor and the Indemnitee, each of which, notwithstanding the foregoing, shall be borne by the Indemnitor);

(ii)           the Indemnitee shall be entitled to assume control of such defense (the fees and expenses of counsel retained by Indemnitee in connection with such defense shall be deemed indemnifiable Losses, subject to the limitations set forth in this ARTICLE V) if (A) the claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation (provided that in such event (x) the Indemnitee shall not enter into any settlement of a claim without the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned), (y) the Indemnitor shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose (provided that the fees and expenses of such separate counsel shall be borne by the Indemnitor), and (z) the Indemnitor shall be entitled to review the files and record relating to such defense upon request of the Indemnitor); (B) the Indemnitee reasonably believes that an adverse determination with respect to the Proceeding giving rise to such indemnification claim would materially and adversely affect the Indemnitee’s business reputation; (C) the claim seeks an injunction or equitable relief against the Indemnitee; or (D) the Indemnitor failed or is failing to vigorously prosecute or defend such claim; and

(iii)          if the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee before entering into any settlement of a Proceeding or ceasing to defend such Proceeding if, pursuant to or as a result of such settlement or cessation, (A) injunctive or other equitable relief will be imposed against the Indemnitee, (B) the Indemnitee will become responsible for any payment or any portion thereof or any other Liabilities, whether as a result of the limitations on indemnification in Section 5.2(d), the insufficiency of the amount of Indemnity Escrow Amount then remaining in the Escrow Account, or otherwise, or (C) in the case of a settlement, such settlement does not expressly and unconditionally release the Indemnitee from all Liabilities with respect to such claim, without prejudice.

(h)           Waiver.  Each Seller hereby agrees that such Seller shall not make any claim for indemnification hereunder against any Target Company by reason of the fact that such Seller or one or more of its officers was a shareholder, director, officer, employee or agent of any Target Company or was serving at the request of any Target Company as a partner, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Proceeding brought by any of Buyer Indemnified Parties against such Seller or any claim against such Seller in connection with this Agreement, and each Seller hereby acknowledges and agrees that such Seller shall have no claims or right to contribution or indemnity from any Target Company with respect to any amounts paid by such Seller pursuant to this Section 5.2.

(i)            Without limiting the Indemnitor’s rights under this ARTICLE V, if any Indemnitee recovers from a third-party any amount in respect of a matter for which the Indemnitors have indemnified the Indemnitee pursuant to this ARTICLE V, then such Indemnitee will promptly pay over to the Indemnitors such recovered amount, but in no event shall any Indemnitee pay to the Indemnitors any recovered amount in excess of any amount previously paid by the Indemnitors to or for the account of the Indemnitees in respect of such claim.

(j)            Final Purchase Price Adjustment.  All indemnification payments under this ARTICLE V shall be deemed adjustments to the Purchase Price.

(k)           Sole Remedy.  After the Closing, other than any claim of fraud, the indemnification pursuant to this ARTICLE V shall be the sole remedies for breach of any representation, warranty or covenant under this Agreement, provided that the parties may seek injunctive relief and other equitable remedies for breaches of or failures to comply with the covenants and obligations under ARTICLE VI.

ARTICLE VI
Post-Closing Covenants and Agreements

Each of the parties hereto agrees as follows with respect to the period after the Closing Date:

6.1.         Tax Matters.

(a)           Tax Returns Prepared by Sellers.  Sellers shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns of the Target Companies for all periods ending on or prior to the Closing Date that are filed after the Closing Date.  Buyer shall permit Sellers reasonable access during normal business hours to all relevant records of the Target Companies necessary to prepare such income Tax Returns.  Sellers shall permit Buyer and the Target Companies to review and comment on each such income Tax Return prior to filing.  Sellers shall timely pay all income Taxes shown as due on each such income Tax Return.

(b)           Tax Returns Prepared by Buyer.  Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Target Companies that are due after the Closing Date.  With respect to any such Tax Returns relating to Pre-Closing Tax Periods, Buyer shall permit Sellers to review and comment on each such Tax Return within a reasonable time prior to filing.  Sellers shall pay to Buyer no later than five (5) Business Days before the applicable due date, all Pre-Closing Taxes shown as due thereon, in each case except to the extent reflected as a liability in the calculation of the Final Net Working Capital.

(c)           Tax Sharing Agreements.  Any Tax sharing agreement between Sellers or any Affiliate of Sellers other than a Target Company, on the one hand, and any Target Company, on the other hand, shall be terminated as of the day before the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year or a past year).

(d)           Cooperation on Tax Matters.

(i)            Buyer, the Target Companies and Sellers shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 6.1 and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  Buyer and Sellers agree to retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, Sellers or any Target Company, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Government Entity.  Any contrary provision in this Agreement notwithstanding, Sellers shall control any audit, litigation or other Proceeding relating solely to income Taxes of the Target Companies for all periods ending on or before the Closing Date; provided that Sellers shall not enter into any settlement of such audit, litigation or other Proceeding (to the extent such audit, litigation or other Proceeding could reasonably be expected to affect Taxes payable by the Buyer or the Target Companies with respect to taxable periods after the Closing Date or otherwise adversely affect Buyer) without the prior written consent of Buyer (which shall not be unreasonably withheld, delayed or conditioned).

(ii)           The Buyer and each Seller further agree, upon request, to use their commercially reasonable best efforts to obtain any certificate or other document from any Government Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the Transactions).

(e)           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (excluding any such amounts arising as a result of the transfer of, or otherwise in respect of, the Owned Real Property) (collectively, “Transfer Taxes”) shall be borne 50 percent by Buyer and 50 percent by Sellers.  Buyer will file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable law, Sellers will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.  The Sellers’ share of any Transfer Taxes payable in respect of such Tax Returns shall be paid by Seller Representative (for payment to the applicable taxing authority), together with 50 percent of the costs of the preparation of such Tax Returns, no later than five (5) Business Days before such Transfer Taxes become due and payable.

(f)            Each Target Company that is treated as a partnership for U.S. federal Tax purposes shall make an election under Section 754 of the Code that is in effect with respect to the purchase contemplated by this Agreement of the Purchased Equity.

(g)           Following the final determination of the Final Purchase Price, Buyer shall prepare or cause to be prepared, and shall submit to the Seller Representative, (a) a balance sheet of each Target Company, as of the Closing Date, that sets out the Tax basis of the assets owned by such Target Company on the Closing Date (excluding the Owned Real Property) and the amount of the liabilities of such Target Company on the Closing Date (the “Tax Basis Balance Sheet”) and (b) a balance sheet of each Target Company, as of the Closing Date, that sets out the fair market value of the assets owned by such Target Company on the Closing Date (excluding the Owned Real Property, which shall be deemed to have no value for the Target Companies for purposes of the foregoing), in each case in accordance with the methodology set forth on Exhibit E attached hereto, and the amount of the liabilities of such Target Company on the Closing Date (the “Fair Market Value Balance Sheet”).  The Fair Market Value Balance Sheet shall contain sufficient detail to permit Buyer and Seller Representative to make the computations and adjustments required under Section 743(b), Section 751 and Section 755 of the Code.  If Seller Representative objects to the Fair Market Value Balance Sheet within thirty (30) days after receipt thereof from Buyer, then Buyer and Seller Representative shall negotiate in good faith to resolve promptly any such objection.  If Buyer and Seller Representative do not obtain a final resolution within thirty (30) days after Seller Representative has so objected, then the dispute shall be resolved by the Independent Auditor, in accordance with the procedural principles of Sections 1.3(c) and 1.3(d) and the methodology set forth on Exhibit E attached hereto.  Buyer and Seller Representative shall update the Fair Market Value

Balance Sheet to reflect any further adjustments to the Purchase Price in a manner consistent with the principles used to create the Fair Market Value Balance Sheet.  Buyer and Seller Representative shall, and shall cause each Target Company to, report the income Tax consequences of the Transactions in a manner consistent with the Tax Basis Balance Sheet and the Fair Market Value Balance Sheet, and shall not take any action or position that is inconsistent therewith.  For United States federal income Tax purposes (and all other applicable Tax purposes), including for purposes of determining the Tax Basis Balance Sheet and the Fair Market Value Balance Sheet, the parties intend (i) to treat the B-4 Indebtedness as liabilities of SFRO or SFM, as applicable, for purposes of Section 752 and Section 1001 of the Code, (ii) to include 65% of the B-4 Indebtedness in the Buyer’s share of liabilities of SFRO and SFM for purposes of Section 752 of the Code, so that 65% of the B-4 Indebtedness will be included in the amount realized by the Sellers for purpose of Section 1001 of the Code, and included in the Tax basis of the Buyer for purposes of Section 743(b) of the Code, (iii) to treat the payments by Buyer and Sellers pursuant to Section 1.2(c)(iii) as (x) a capital contribution by Buyer and Sellers to SFRO of their respective amounts so paid (and in the case of amounts used to satisfy the B-4 Indebtedness of SFM, a further capital contribution by SFRO to SFM of the applicable portion of such amounts), followed by (y) a repayment by SFRO or SFM, as applicable, of the applicable B-4 Indebtedness owed by it.

(h)           Except to the extent reflected as an asset in the calculation of the Final Net Working Capital, any Tax refunds that are received by Buyer or the Target Companies, and any amount credited against Tax to which Buyer or the Target Companies become entitled, in each case with respect to Taxes of the Target Companies for Pre-Closing Tax Periods, shall be for the account of Sellers, and Buyer and the Target Companies, as the case may be, shall pay over to Sellers any such refund or the amount of any such credit (net of costs, including Taxes, attributable to such refund or credit) within five (5) Business Days after receipt or entitlement thereto.

(i)            Buyer shall not, and shall not permit the Target Companies to, amend or modify any Tax Return filed by the Target Companies for Pre-Closing Tax Periods or take any action to extent the statute of limitations with respect to such Tax Returns, without the Sellers’ prior written consent (not to be unreasonably withheld, conditioned or delayed).

6.2.         Non-Solicitation and Non-Competition.

(a)           Each Seller agrees that during the period beginning on the date hereof and ending on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), such Seller shall not directly or indirectly (except on behalf of a Target Company) (i) induce or attempt to induce any officer, employee, consultant, physician or radiologist of any Target Company (other than such Seller) (an “Employee”) to leave the employ of any Target Company, or (ii) hire any Employee or any person who is or was an Employee.

(b)           Each Seller agrees that during the Restricted Period, such Seller shall not, without the prior written consent of Buyer, directly or indirectly, anywhere in the Territory: (i) form, acquire, finance, operate, control or otherwise become associated with an enterprise which provides outpatient radiation and other oncology treatment services or any other oncology services of any nature, including urology, medical oncology and surgical oncology services, or otherwise provides similar services to oncology patients or is otherwise competitive with the businesses of the Target Companies as now conducted or planned to be conducted (a “Competing Business”) or (ii) for the purpose of conducting or engaging in a Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any patients, clients, suppliers, business partners, customers or accounts of the Target Companies.  Notwithstanding the foregoing, (x) each Seller may be a passive owner (which shall not prohibit the exercise of any rights as a shareholder) of not more than 3% of the outstanding stock of any class of any public corporation that engages in a Competing Business, and (y) in the event a Seller’s employment by SFM is terminated by SFM without Cause (as defined in such Seller’s then-applicable employment agreement with SFM) prior to the expiration of the Restricted Period, such Seller shall be permitted to work for an existing radiation therapy provider as a radiation oncologist following the expiration of the applicable noncompete period under such Seller’s employment agreement with SFM, provided that (1) such Seller does not receive any profits interests or any equity or equity-based interest in connection with such subsequent employment (whether as part of his compensation or otherwise) and (2) such Seller is not otherwise in violation of any of the provisions of this Section 6.2.

(c)           Buyer and Sellers agree that (i) the covenants set forth in Sections 6.2(a), 6.2(b) and 6.2(c) are reasonable in temporal and geographical scope and in all other respects, and (ii) the covenants contained herein have been made in order to induce the Company and Buyer to enter into this Agreement.

(d)           Buyer and Sellers intend that the covenants of Sections 6.2(b) and 6.2(c) shall be deemed to be a series of separate covenants, one for each county within the Territory and one for each month of the Non-Compete Period.

(e)           If, at the time of enforcement of Sections 6.2(a), 6.2(b) or 6.2(c) a court shall hold that the duration or scope stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration or scope under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period and scope permitted by Law.

(f)            Each Seller recognizes and affirms that in the event of its or his breach of any provision of Section 6.2(a), 6.2(b) or 6.2(c), money damages would be inadequate and neither the Company nor Buyer would have adequate remedy at law.  Accordingly, each Seller agrees that in the event of a breach or a threatened breach of any of the provisions of Section 6.2(a), 6.2(b) or 6.2(c), the Company and Buyer, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).  In addition, in the event of a material breach or violation of Section 6.2(a) or Section 6.2(b), the Restricted Period shall be tolled until such breach or violation has ceased.

6.3.         Further Assurances.  Following the Closing, Sellers shall execute and deliver such further instruments of conveyance and transfer and take such additional action as Buyer may reasonably request to effect, consummate, confirm or evidence the Transactions, including the transfer to the applicable Buyer of the Purchased Equity, and Sellers shall execute such documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Equity and its ability to conduct the business of the Target Companies.

6.4.         Release.  As a material inducement to Buyer to enter into this Agreement, effective as of the Closing, each Seller agrees not to bring any claim of any nature nor to commence any proceeding of any nature and fully, unconditionally and irrevocably releases and discharges the Target Companies and their respective directors, officers, assigns and successors, past and present (collectively, the “Releasees”), with respect to and from any and all claims, demands, rights, Liens, contracts, covenants, proceedings, causes of action, obligations, debts, and Losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which such Seller now owns or holds or has at any time owned or held against Releasees; provided, however, that nothing in this Section 6.4 will be deemed to constitute a release by such Seller of any right to enforce its rights under this Agreement or the Escrow Agreement or for any accrued compensation owed to such Seller in his capacity as an employee of any Target Company that remains unpaid as of the date hereof.  It is the intention of each Seller that such release be effective as a bar to each and every claim, demand and cause of action hereinabove specified.  In furtherance of this intention each Seller hereby expressly waives, effective as of the Closing, any and all rights and benefits conferred upon him or her by the provisions of applicable Law and expressly consents that this release will be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as those relating to any other claims, demands and causes of action hereinabove specified, but only to the extent such section is applicable to releases such as this.

6.5.         Personal Guarantees.  After the Closing, the Buyer will, and will cause the Target Companies to, use commercially reasonable efforts to obtain the release of all personal guarantees made by the Sellers and other Persons in respect of any Indebtedness of the Target Companies.  To the extent that the Buyer and the Target Companies are unable to obtain a full release of such personal guarantees, the Target Companies will indemnify, defend and hold the Sellers and such other Persons harmless from and against all obligations and liabilities incurred by them in respect of any default or other event arising after the Closing under such personal guarantees.

6.6.         Owned Real Estate.  Sellers have informed Buyer that one of the Target Companies, South Florida Radiation Oncology, LLC, a Florida limited liability company (“SFRO”), currently holds title to the following real property: (i) 3335 Burns Road, Unit 100, Palm Beach Gardens, Palm Beach County, Florida, and (ii) 3355 Burns Road, Unit 105, Palm Beach Gardens, Palm Beach County, Florida (collectively, the “Owned Real Property”). The parties intended to have SFRO convey the Owned Real Property, for no additional consideration, to an Affiliate of the Sellers in advance of the Closing. However, because such conveyance may require the approval and/or a waiver of right of first refusal from the applicable condominium association(s) having jurisdiction over the Owned Real Properties (the “Association Approvals”), the Owned Real Property will not be conveyed to the Sellers’ Affiliate until after the Closing upon receipt of any required Association Approvals.  Buyer agrees that after the Closing, Buyer will cause SFRO to cooperate with the Sellers in obtaining any required Association Approval and, upon receipt of such Association Approval, to convey the Owned Real Property to the Sellers’ Affiliate (as Seller Representative may specify in writing) without any consideration. If, as a result of any right of first refusal that can be exercised in connection with the request for the Association Approvals, the conveyance of any Owned Real Property from SFRO to the Sellers’ Affiliate needs to be for actual consideration, then any consideration actually paid by Sellers to

SFRO in connection with such conveyance of the Owned Real Property shall be refunded by SFRO to the Sellers upon completion of such conveyance.

6.7.         Sale-Lease-Back Transactions.  The Leased Property for the following locations are owned by Affiliates of the Sellers:  (i) 3343 State Road 7, Wellington, Palm Beach County, Florida, (ii)  3319 State Road 7, Units 302, 304, and 306, Wellington, Palm Beach County, Florida, (iii)  2301 W. Woolbright Avenue, Boynton Beach, Palm Beach County, Florida, and (iv) 225 Chimney Corner Lane, Ste. 1011, Jupiter, Palm Beach County, Florida (the “Seller Owned Locations”). Within approximately one hundred twenty (120) days after the Closing, the owners of the Seller Owned Locations intend to enter into a sale-lease-back transaction with a third party (the “Leaseback Landlord #1”) involving the Seller Owned Locations and the Owned Real Property (collectively, the “Leaseback Locations #1”). In connection with such sale-lease-back transaction, Buyer will cause the Company to negotiate in good faith and enter into new leases with Leaseback Landlord #1, as lessor, and the Company, as lessee, which shall replace the applicable Leases, provided that any such new lease shall be on terms and conditions reasonably acceptable to Buyer and shall include the following terms (1) base rent not to exceed the amounts for each location set forth on Schedule 6.7, (2) an initial term of fifteen (15) years, (3) two renewal terms of five (5) year each, (4) triple net, with the lessee responsible for the payment of all real estate taxes, insurance, and association assessments related to the Leaseback Locations #1, and (5) such other terms and conditions that are customarily contained in a lease in a sale-leaseback transaction for properties similar to the Leaseback Locations #1 and reasonably acceptable to Buyer. In the event that the sale-lease-back transaction for the Leaseback Locations #1 is not completed within three hundred sixty-five (365) days after the Closing, then, if requested by Buyer, the Company, as lessee, and the Affiliates of Seller, as lessor, shall negotiate new leases to replace the current Leases for the Leaseback Locations #1 on the terms set forth in item (1) — (4) above (inclusive), and such other terms as are customary for lease of similar real property located in the vicinity of the Leaseback Locations #1 and reasonably acceptable to Buyer.

ARTICLE VII
Definitions

For the purposes hereof, the following terms have the meanings set forth below:

“Accelerated Indebtedness” has the meaning set forth in Section 1.7.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.  With respect to an individual, “Affiliate” shall also include any member of such individual’s Family Group.  For the avoidance of doubt, in no event shall any Seller be deemed an Affiliate of Buyer, any Target Company, or any direct or indirect equityholder of Buyer.

“Affiliated Group” means any affiliated, consolidated, combined, unitary or other group for Tax purposes.

“Aggregate Cap” has the meaning set forth in Section 5.2(d)(i)(D).

“Aggregate Expense Increase” has the meaning set forth in Section 1.4(e).

“Agreement” has the meaning set forth in the preamble.

“Ancillary Agreements” means (i) the Contribution Agreement, (ii) the employment agreement between SFM and each Seller in the form mutually agreed between Buyer and such Seller, (iii) the Amended and Restated Limited Liability Company Agreement of the Company in the form mutually agreed between Buyer and Seller Representative, and (iv) the Letter Agreement.

“Association Approvals” has the meaning set forth in Section 6.6.

“Audit Shortfall” has the meaning set forth in Section 1.3(h).

“Audited Financial Statements” has the meaning set forth in Section 1.3(h).

“B-4 Indebtedness” has the meaning set forth in Section 1.2(c)(iii).

“Balance Sheet” means the unaudited consolidated balance sheet of the Target Companies as of December 31, 2013 delivered to Buyer as part of the Financial Statements pursuant to this Agreement.

“Basket” has the meaning set forth in Section 5.2(d).

“Business” means, collectively, the businesses conducted by the Target Companies prior to and as of the date hereof.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Parties” has the meaning set forth in Section 5.2(a).

“Cash Consideration” means, as of a given date, the sum of the Final Purchase Price and the Earnout Amount to the extent earned as of such date.

“Claim” has the meaning set forth in Section 8.18(b)(iii).

“Closing” has the meaning set forth in Section 1.2(a).

“Closing Date” has the meaning set forth in Section 1.2(a).

“Closing Indebtedness” means the aggregate amount of Indebtedness of the Target Companies as of the Closing Date.

“COBRA” has the meaning set forth in Section 2.18(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Equity Interests” has the meaning set forth in the preamble.

“Company Intellectual Property Rights” means all of the Intellectual Property Rights owned, used or held for use by the Target Companies.

“Competing Business” has the meaning set forth in Section 6.2(b).

“Contribution Agreement” has the meaning set forth in the recitals.

“CMS” shall mean the Centers for Medicare and Medicaid Services.

“Dass” has the meaning set forth in the preamble.

“Debt Escrow Amount” has the meaning set forth in Section 1.2(c)(ii)(B).

“Early Payment Amount” has the meaning set forth in Section 1.4(d)(ii).

“Earnout Adjusted EBITDA” means, with respect to the Earnout Period, the consolidated net income after non-controlling interest, but before interest, taxes, depreciation and amortization (as determined in accordance with GAAP) of the Target Companies, adjusted for (i) add backs related to (A) one-time specialist bonuses and annual bonuses paid to the Sellers as employees of any Target Company, (B) normalization of officers’ salaries and bonuses, (C) non-recurring legal and transaction fees, (ii) pro forma adjustments related to the Target Companies’ recent Bethesda, West Boca, Miami and Treasure Coast operations, (iii) adjustments to reflect the full year effect of organic growth related to specialty physicians added to any Target Company over the previous twelve (12) months based upon the results of such additions in the period, (iv) adjustments to reflect the full year effect of any changes in rent expense for any sale-lease back transactions or real estate refinancing that took place within (or would have impacted) the calculation period, (v) adjustments to reflect the pro forma effect over the calculation period of rate adjustments contained in any CMS final rule, (vi) adjustments to reflect the pro forma effect of any joint venture results, (vii) deductions to exclude any EBITDA benefits derived solely or principally from ownership of the Target Companies by Buyer, including but not limited to, any cost savings initiatives instituted by Buyer or its Affiliates or any revenue increases resulting from Buyer’s proprietary Gamma Function, and (viii) similar adjustments as mutually agreed upon between Buyer and Seller Representative.

“Earnout Amount” means an amount calculated in accordance with the formula set forth in Schedule 1.4(a).

“Earnout Dispute Notice” has the meaning set forth in Section 1.4(b).

“Earnout Payment Date” has the meaning set forth in Section 1.4(d)(i).

“Earnout Period” means the consecutive twelve (12) month period ending December 31, 2014.

“Earnout Statement” has the meaning set forth in Section 1.4(a).

“Employee” has the meaning set forth in Section 6.2(a).

“Employee Benefit Plans” has the meaning set forth in Section 2.18(a).

“Environmental Requirements” shall mean all applicable Laws and all contractual obligations concerning public or worker health and safety, pollution or protection of the environment.

“Equity Interest Percentage” has the meaning set forth in the recitals.

“Equity Interests” means capital stock, partnership interests, limited liability company interests or other indicia of equity ownership (including any profits interest) or any kind, and any option, warrant or other right to convert into or otherwise receive any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 2.18(c).

“Escrow Account” has the meaning set forth in Section 1.3(e).

“Escrow Agent” has the meaning ascribed to such term in the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 1.2(c).

“Estimated Closing Statement” has the meaning set forth in Section 1.2(b).

“Estimated Closing Indebtedness” has the meaning set forth in Section 1.2(b)

“Estimated Net Working Capital” has the meaning set forth in Section 1.2(b).

“Expense Adjustment” has the meaning set forth in Section 1.4(e).

“Expense Increase” has the meaning set forth in Section 1.4(e).

“Fair Market Value Balance Sheet” has the meaning set forth in Section 6.1(g).

“Family Group” means, with respect to any natural person, such person’s spouse, siblings, children (whether natural or adopted) and any trust or other entity (including a corporation, partnership or limited liability company) formed solely for the benefit of such person and/or such person’s spouse, siblings and/or children (whether natural or adopted).

“Final Closing Indebtedness” has the meaning set forth in Section 1.3(b).

“Final Net Working Capital” has the meaning set forth in Section 1.3(b).

“Final Purchase Price” has the meaning set forth in Section 1.3(b).

“Final Purchase Price EBITDA” has the meaning set forth in Section 1.3(b).

“Final Unpaid Seller Expenses” has the meaning set forth in Section 1.3(b).

“Financial Statements” has the meaning set forth in Section 2.6.

“Florida LLC Act” means the Florida Revised Limited Liability Company Act, Florida Statutes Chapter 605, as it may be amended from time to time.

“Fundamental Representations” has the meaning set forth in Section 5.1.

“GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Gamma Function” means the proprietary capability owned by Buyer or its equity owners that (i) enables measurement of the actual amount of radiation delivered during a treatment, (ii) enables the verification of radiation delivery and the comparison to the physician prescription and treatment plans, (iii) provides the physician with information to adjust for changes in tumor size and location, and (iv) ensures immediate feedback for adaption of future treatments as well as for quality assurance.

“General Cap” has the meaning set forth in Section 5.2(d)(i)(B).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs.  For example, the “Governing Documents” of a corporation would be its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership would be its certificate of limited partnership and limited partnership agreement and the “Governing Documents” of a limited liability company would be its certificate of formation and operating agreement.

“Government Entity” means individually, and “Government Entities” means collectively, the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, in each case having jurisdiction over the Target Companies.

“Government Reimbursement Programs” has the meaning set forth in Section 2.23(b).

“Gross Earnout Payment” has the meaning set forth in Section 1.4(d)(i)(B).

“Han” has the meaning set forth in the preamble.

“Hazardous Substance” means any substance, material or waste for which Liability or standards of conduct may be imposed pursuant to any Environmental Requirements, including any contaminant, pollutant, hazardous waste, hazardous substance, toxic substance, toxic waste, special waste, regulated medical waste, asbestos and asbestos-containing materials, petroleum and petroleum by-products, radiation and radioactive materials.

“Healthcare Laws” means all of the Laws referred to in Section 2.23.

“HIPAA” has the meaning set forth in Section 2.23(a).

“Improvements” has the meaning set forth in Section 2.22(d).

“Indebtedness” means at a particular time, without duplication, (i) any obligations under any indebtedness for borrowed money (including all obligations for principal, interest premiums, penalties, fees, expenses, breakage costs and bank overdrafts thereunder), (ii) any indebtedness evidenced by any note, bond, debenture or other debt security, (iii) any commitment by which a Person assures a creditor against loss (including contingent reimbursement obligations with respect to letters of credit), (iv) any indebtedness pursuant to a guarantee, (v) any indebtedness secured by a Lien on a Person’s assets, (vi) any obligations under capitalized leases or with respect to which a Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or with respect to which obligations a Person assures a creditor against loss, (vii) all obligations for the deferred and unpaid purchase price (including any earnout or other contingent payment) of property or services (other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice) and (viii) B-4 Indebtedness.

“Indemnitee” has the meaning set forth in Section 5.2(g).

“Indemnitor” has the meaning set forth in Section 5.2(g).

“Indemnity Escrow Amount” has the meaning set forth in Section 1.2(c)(ii)(A).

“Independent Auditor” has the meaning set forth in Section 1.3(a).

“Initial Purchase Price” has the meaning set forth in Section 1.2(b).

“Intellectual Property Rights” means any and all of the following in any jurisdiction throughout the world: (i) inventions (whether or not patentable or reduced to practice), patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof, (ii) trademarks, service marks, trade dress, trade names, slogans, logos, designs, Internet domain names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof, and all goodwill associated with any of the foregoing, and all applications, registrations and renewals in connection therewith, (iii) copyrights and copyrightable works and all applications, registrations and renewals in connection therewith, (iv) computer software (including source code, executable code, data, data bases and related documentation), (v) trade secrets and other confidential information (including, ideas, formulas, compositions, know-how, manufacturing and production processes and techniques, research and development, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, customer and supplier lists and price and cost information), (vi) all other intellectual property and proprietary rights, and (vii) all copies and tangible embodiments of any of the foregoing (in whatever form or medium).

“Investment” as applied to any Person means (i) any direct or indirect purchase or other acquisition by such Person of any notes, obligations, instruments, stock, securities or ownership interest (including partnership interests and joint venture interests) of any other Person and (ii) any capital contribution by such Person to any other Person.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, with respect to any Person, actual knowledge of such Person after due inquiry and investigation.  As it relates to the Sellers, the term “Knowledge” means the actual knowledge after due inquiry and investigation of the Sellers (without review of public records and filings).

“Laws” means all statutes, laws, common law, codes, ordinances, regulations, rules, and other provisions having the force or effect of law, and all orders, judgments, writs, injunctions, acts or decrees of any Government Entity.

“Leaseback Landlord #1” has the meaning set forth in Section 6.7.

“Leaseback Locations #1” has the meaning set forth in Section 6.7.

“Leased Property” means the real property leased or subleased by any Target Company, in each case, as tenant or sublessee, together with, to the extent leased by any Target Company, all buildings and other structures, facilities or improvements located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Leases” has the meaning set forth in Section 2.22(b).

“Letter Agreement” means that certain letter agreement by and among Sellers, Buyer and 21st Century Oncology Holdings, Inc., dated as of the date hereof.

“Liability” means any liability, payment, debt, obligation, deficiency, Tax, penalty, assessment, fine, claim, cause of action or other loss, damage, fee, cost or expense of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, known or unknown, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted.

“Lien” or “Liens” means any mortgage, pledge, security interest, encumbrance, lien (statutory or other), license, or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

“Loss” or “Losses” have the meaning set forth in Section 5.2(a).

“Material Adverse Effect” means any event, change, circumstance, effect or state of facts, individually or in the aggregate with other events, changes, circumstances, effects or state of facts, that has, or would reasonably be expected to have, a material adverse effect on (a) the business, assets, condition (financial or otherwise), operating results of the Target Companies (taken as a whole) or (b) the ability of the Target Companies and Sellers to consummate the Transactions, other than, in the case of clause (a) above, any event, change, circumstance, effect or state of facts that results from (i) any change in general economic conditions in the United States, (ii) any change generally affecting the industry in which the Target Companies operate,

(iii) any change in Law, GAAP or the authoritative interpretations thereof, (iv) acts of war, sabotage or terrorism, military actions or the escalation thereof, or (v) any action required by this Agreement; provided that with respect to each of clauses (i) through (iv), only if such event, change, circumstance, effect or state of facts does not have, and would not reasonably be expected to have, a disproportionately adverse effect on the Target Companies as compared to other companies operating in the same industries in which the Target Companies operate.

“Material Contracts” has the meaning set forth in Section 2.12(b)

“Medicaid” has the meaning set forth in Section 2.23(b).

“Medicare” has the meaning set forth in Section 2.23(b).

“Minority Escrow Amount” has the meaning set forth in Section 1.2(c)(ii)(C).

“Net Earnout Payment” has the meaning set forth in Section 1.4(d)(i)(A).

“Net Working Capital” means the sum of (a) the current assets (excluding all Tax related assets and amounts due from physicians or amounts due to or from any Affiliate of the Sellers) of the Target Companies as of 12:01 A.M. on the Closing Date minus (b) the current liabilities (excluding all Indebtedness and income Tax liabilities) as of 12:01 am New York time on the Closing Date, in each case as determined in accordance with GAAP and the principles and the accounting methods, practices, assumptions, policies and methodologies used in preparing the unaudited financial statements for the year ended December 31, 2013 and the schedule set forth on Exhibit D attached hereto.

“Notice of Disagreement” has the meaning set forth in Section 1.3(a).

“Owned Real Property” has the meaning set forth in Section 6.6.

“Parent’s Adjustment Payment” has the meaning set forth in Section 1.3(g).

“Patel” has the meaning set forth in the preamble.

“Permits” means any license, permit, authorization, registration, certificate of authority, qualification or similar document or authority that has been or is required to be issued or granted by any Government Entity.

“Permitted Liens” means (a) Liens for Taxes or assessments and similar charges that are not yet due and payable, (b) Liens related to the Indebtedness set forth on Schedule 2.4 attached hereto, (c) statutory liens of landlords, carriers, warehousemen, mechanics and materialmen incurred in the ordinary course of business for sums not yet due, (d) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, and (e) with respect to Leased Property only, (i) zoning, building and other land use regulations imposed by Government Entities having jurisdiction over the Leased Property which are not violated by the current use or occupancy of the Leased Property or the operation of the Business thereon, and (ii) covenants, conditions, restrictions, easements and other similar matters of record, affecting title to the Leased Property which do not materially impair (x) the value of the parcel of Leased Property to which they pertain or (y) the occupancy or use of the Leased Property by any Target Company (as applicable) for the purposes for which it is currently used in connection with such Person’s business.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Post-Closing Statement” has the meaning set forth in Section 1.3(a).

“Pre-Closing Tax Period” means any taxable period or portion thereof ending on or before the Closing Date.  In the case of a taxable period that begins on or before the Closing Date and ends after the Closing Date, the Taxes allocable to the Pre-Closing Tax Period shall be determined based on a deemed closing of the books at the end of the Closing Date in the case of income, profits, sales, employment, withholding and other Taxes readily apportionable between periods and, in the case of all other Taxes, in proportion to the number of days in the taxable period on and before the Closing Date.

“Pre-Closing Taxes” means (i) all Taxes of any Seller attributable to any period, (ii) all Taxes of the Target Companies for any Pre-Closing Tax Period, (iii) all Taxes of any member of an Affiliated Group of which any Target Company is or was a member on or prior to the Closing Date, (iv) all Taxes of any Person (other than the Target Companies) imposed on Buyer, the Company or any other Target Company as a transferee or successor, by contract or pursuant to any Law, which Taxes relate to an event or transaction occurring before the Closing Date, (v) subject to Section 6.1(e), all Taxes of the Target Companies arising as a result of the consummation of the Transactions and (vi) any Taxes arising as a result of the transfer of, or otherwise in respect of, the Owned Real Property).

“Proceeding” has the meaning set forth in Section 5.2(g).

“Program” has the meaning set forth in Section 2.23(d).

“Purchase Price” has the meaning set forth in the preamble.

“Purchase Price EBITDA” has the meaning set forth in Section 1.3(h)(ii).

“Purchased Equity” has the meaning set forth in the preamble.

“Releasees” has the meaning set forth in Section 6.4.

“Reported EBITDA” has the meaning set forth in Section 1.3(h)(i).

“Restricted Period” has the meaning set forth in Section 6.2(a).

“Seller Expenses” means costs, expenses and disbursements the Sellers and the Target Companies incurred or to be incurred in connection with the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, to the extent such expenses and disbursements are, or could become (by contract, guarantee or otherwise), the responsibility of any Target Company and remained unpaid as of immediately prior to the Closing, including (i) fees and disbursements of legal counsel, investment bankers, accountants and other advisors and service providers and (ii) any bonuses, incentive amounts, severance or other payments that become payable to directors, officers or employees of the Target Companies or any other Person as a result of the Transactions, including the employer portion of any applicable employment withholding Taxes.

“Seller Indemnified Parties” has the meaning set forth in Section 5.2(a)(vii).

“Seller Owned Locations” has the meaning set forth in Section 6.7.

“Seller Representative” has the meaning set forth in Section 8.18(a).

“Sellers” has the meaning set forth in the preamble.

“Sellers’ Adjustment Payment” has the meaning set forth in Section 1.3(g).

“SFM” has the meaning set forth in the recitals.

“SFRO” has the meaning set forth in Section 6.6.

“Stark Law” has the meaning set forth in Section 2.23(c).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes of this Agreement, the entities set forth on Schedule 1.8 shall be deemed Subsidiaries of the Company notwithstanding the fact that these entities may not meet the ownership and/or control requirements set forth in the foregoing definition.

“Target Company” and “Target Companies” means, individually or collectively, the Company and its Subsidiaries.

“Target Net Working Capital” means $4,110,000.

“Tax” or “Taxes” means (i)  United States federal, state or local or non-United States taxes, assessments, charges, duties, fees, levies or other similar charges (together with any interest, penalties, and additional amounts imposed with respect thereto) imposed by or payable to any Governmental Entity, including all income, franchise, profits, capital gains, gross receipts, premium, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding, ad valorem, value added, alternative or add-on minimum, environmental, escheat or unclaimed property, customs, social security (or similar), unemployment, disability, registration and other similar taxes, assessments, charges, duties or levies, whether disputed or not, together with all estimated taxes; (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any Affiliated Group; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a transferee or successor, by contract or otherwise.

“Tax Basis Balance Sheet” has the meaning set forth in Section 6.1(g).

“Tax Return” means any return, declaration, report, estimate, information report, return statement or filing with respect to Taxes, including any schedule or attachment thereto and including any amendment thereof.

“Territory” means Miami-Dade county, Broward county, Palm Beach county, Martin county and their respective contiguous counties in the State of Florida.

“Transactions” has the meaning set forth in the Recitals.

“Transfer Taxes” has the meaning set forth in Section 6.1(e).

“Treasury Regulation” means the United States Treasury Regulations promulgated under the Code, and any reference to any particular Treasury Regulation section shall be interpreted to include any final or temporary revision of or successor to that section regardless of how numbered or classified.

“Tricare” has the meaning set forth in Section 2.23(b).

“Undisputed Earnout Amount” has the meaning set forth in Section 1.4(d)(i)(A).

“Unpaid Seller Expenses” means Seller Expenses that are not paid before the Closing or at the Closing in accordance with Section 1.2(c)(ii)(C).

ARTICLE VIII
Miscellaneous

8.1.         Fees and Expenses.  Buyer shall pay all costs and expenses incurred by Buyer in connection with the negotiation, preparation and execution of this Agreement and the consummation of the Transactions.

8.2.         Press Release and Announcements.  No Seller nor any of its Affiliates shall make any public announcement with respect to this Agreement or the Transactions without the prior written consent of Buyer (such consent not to be unreasonably withheld or delayed).  None of Buyer and its Affiliates shall make any public announcement naming any Seller as a recipient of any portion of the Purchase Price without the prior written consent of such Seller.  Notwithstanding the foregoing, any such public announcement may be made if required by applicable Law or a securities exchange rule; provided that the party required to make such public announcement shall, to the extent possible, confer with the other parties concerning the timing and content of such public announcement before the same is made.

8.3.         Remedies.  Except as expressly provided in this Agreement, any Person having any rights under any provision of this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Laws.  All such rights and remedies shall be cumulative and non-exclusive, and may be exercised singularly or concurrently.  One or more successive actions may be brought, either in the same action or in separate actions, as often as is deemed advisable, until all of the obligations to such Person are paid and performed in full.

8.4.         Consent to Amendments; Waivers.  This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and Seller Representative.  No course of dealing between or among the parties hereto shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such party or such holder under or by reason of this Agreement.

8.5.         Successors and Assigns.  This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the parties hereto, shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not; provided that Buyer and the Company (following the Closing) may assign this Agreement and its rights hereunder without such prior written consent to any of its Affiliates, any Person which provides financing to the Company, and any subsequent purchaser of Buyer, the Company or any of their respective Affiliates (whether by merger, consolidation, sale of stock, sale of assets or otherwise); provided further that Buyer shall be entitled to pledge, encumber, hypothecate or grant a Lien in any or all of its rights hereunder.  With respect to any Lien granted or otherwise created by Buyer in its rights hereunder, each Seller agrees that upon such Seller’s receipt of written notice from the beneficiary of such Lien so demanding, any and all payments otherwise payable to Buyer pursuant hereto shall thereafter be payable to, and all rights of Buyer hereunder shall thereafter be exclusively exercisable by, such beneficiary, and any contrary instructions from Buyer shall be disregarded and be of no force or effect.

8.6.         Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under applicable law or rule in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

8.7.         Counterparts.  This Agreement may be executed in two or more counterparts (including by means of telecopied, facsimile or .pdf signature pages), each of which will be deemed an original but all of which will constitute but one instrument.

8.8.         Descriptive Headings; Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.  The use of the word “including” herein shall mean “including without limitation.”  Unless otherwise specified herein, accounting terms in this Agreement have the meaning given such terms under GAAP.  All references to “dollars” or “$”

will be deemed references to the lawful money of the United States of America.  All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

8.9.         Entire Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way, including the letter of intent dated November 26, 2013, by and between Radiation Therapy Services, Inc. and the Sellers.

8.10.       Confidentiality Agreement.  As of the Closing Date, the Confidentiality Agreement, dated January 4, 2013 and amended April 2013, by and among 21st Century Oncology, LLC, SFM and the Company shall be terminated in all respects and shall be of no further force or effect.

8.11.       No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder; provided that any Indemnitee shall be a third party beneficiary of this Agreement.

8.12.       Schedules and Exhibits.  All Schedules and Exhibits attached hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

8.13.       Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York; provided, however, that matters with respect to the Target Companies that are subject to the Florida LLC Act will be governed by the Florida LLC Act, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.  In furtherance of the foregoing, the internal law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply; provided, however, that the internal laws of State of Florida shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto) with respect to matters with respect to the Target Companies that are subject to the Florida LLC Act.

8.14.       Waiver of Jury Trial.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN

CONTRACT, TORT OR OTHERWISE) INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 8.14 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 8.14 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

8.15.       Jurisdiction.  Each of the parties hereto submits to the jurisdiction of any state or federal court sitting in Miami Dade County, Florida, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each of the parties hereby irrevocably consent to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to its address set forth in Section 8.16.

8.16.       Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile followed by delivery by reputable overnight courier service, three business days after being sent to recipient by US First Class mail (postage prepaid), or one business day after being sent to the recipient by reputable overnight courier service (charges prepaid).  Such notices, demands and other communications shall be sent to Buyer, Sellers and the Company at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

If to Sellers’ Representative (on behalf of Sellers):

Ravi Patel
2783 Pillsbury Way
Wellington, Florida 33414
Fax:  (630) 214-9881
Email:  ravipatel_us@me.com

with a copy to (which shall not constitute notice to Sellers):

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606-5096
Attn:  Daniel Gottlieb and Kevin Miller
Facsimile: (312) 277-3984
Email:  dgottlieb@mwe.com
             klmiller@mwe.com

If to Buyer or the Company:

c/o 21st Century Oncology
1010 Northern Boulevard - Suite 314
Great Neck, NY 11021
Attn:  Bryan J. Carey
          Norton L. Travis
Facsimile: (516) 301-5778
Email: bcarey@rtsx.com
            ntravis@rtsx.com

with a copy to (which shall not constitute notice to Buyer):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn:  Michael Movsovich, P.C.
Facsimile:  (212) 446-4900
Email:  mmovsovich@kirkland.com

8.17.       No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement.

8.18.       Seller Representative.  (a) The parties hereto have agreed that it is desirable to designate Ravi Patel to act on behalf of the Sellers for certain limited purposes, as specified herein (the “Seller Representative”).

(b)           Seller Representative is appointed, authorized and empowered to act as a representative for the benefit of the each Seller as the exclusive agent and attorney-in-fact with the power and authority to act on behalf of each Seller in connection with and to facilitate the consummation of the Transactions, including pursuant to the Escrow Agreement, which shall include the power and authority:

(i)            to execute and deliver the Escrow Agreement (with such modifications or changes therein as to which Seller Representative, in its sole discretion,

shall have consented) and to agree to such amendments or modifications thereto as Seller Representative, in its sole discretion, determines to be desirable;

(ii)           to execute and deliver such waivers and consents in connection with this Agreement and the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby as Seller Representative, in its sole discretion, may deem necessary or desirable, including any amendments or modifications to this Agreement or the Escrow Agreement;

(iii)          as Seller Representative, to enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of Seller Representative arising out of or under or in any manner relating to this Agreement and the other agreements contemplated hereby or the transactions provided for herein or therein (including in connection with any and all claims for indemnification brought under ARTICLE V hereof), and to take any and all actions which Seller Representative believes are necessary or appropriate under the Escrow Agreement and/or this Agreement for and on behalf of the Sellers, including asserting or pursuing any claim, action, proceeding or investigation (a “Claim”) against Buyer, defending any Third Party Claim or Claim by any Buyer Indemnified Party, consenting to, compromising or settling any such Third Party Claim or Claim, conducting negotiations with Buyer and their respective representatives regarding such Third Party Claim or Claim.  Without limiting the generality of the foregoing, Seller Representative may (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Buyer or any other Person, or by any Government Entity against Seller Representative and/or any of the Sellers or in respect of the Escrow Amount; (C) receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as it shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (D) file any proofs of debt, claims and petitions as it may deem advisable or necessary; (E) settle or compromise any claims asserted under the Escrow Agreement; and (F) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation (it being understood that Seller Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions);

(iv)          to refrain from enforcing any right of the Sellers, Seller Indemnified Parties and/or Seller Representative arising out of or under or in any manner relating to this Agreement or the other documents contemplated hereby; provided, however, that no such failure to act on the part of Seller Representative, except as otherwise provided in this Agreement or in the Escrow Agreement, shall be deemed a waiver of any such right or interest by Seller Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by Seller Representative;

(v)           to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that Seller Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the Transactions and the Escrow Agreement, and all other agreements, documents or instruments referred to herein or therein or executed in connection herewith and therewith;

(vi)          to determine whether to deliver a Notice of Disagreement and to resolve any disputes regarding the Statement;

(vii)         to provide notice and instructions to the Escrow Agent and to authorize disbursement of funds from the Escrow Account in accordance with this Agreement; and

(viii)        making any payments or paying any expenses under or in connection with this Agreement or on behalf of the Sellers.

(c)           Buyer may rely upon all actions taken or omitted to be taken by Seller Representative pursuant to this Agreement and the Escrow Agent, all of which actions or omissions shall be legally binding upon the Sellers, and Buyer shall not have any responsibility for the calculation of any payments to be made to Sellers according to their Equity Interest Percentages or for the amount payable pursuant to Section 1.3(e).

(d)           The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and shall survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the consummation of the Transactions.

(e)           All actions taken by Seller Representative under this Agreement shall be binding upon all Sellers and their successors as if expressly confirmed and ratified in writing by each of them.  Buyer shall serve notice to, and deal exclusively with, Seller Representative with respect to any and all matters concerning any of the Sellers arising out of or related to this Agreement and all other agreements or instruments contemplated hereby or the transactions contemplated hereby or thereby, and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document purported by Seller Representative to have been executed by or on behalf of any of the Sellers as fully binding upon such Seller.  If Seller Representative shall resign, dissolve, cease to exist or otherwise be unable to fulfill its responsibilities as representative of the Sellers, the Sellers shall, within ten (10) days after the occurrence of such event, appoint (by vote of Sellers holding a majority of the Equity Interest Percentages set forth on Schedule 2.2) a successor representative and, promptly thereafter, shall notify Buyer of the identity of such successor.  Any such successor shall become the “Seller Representative” for purposes of this Agreement and the other agreements and instruments contemplated hereby.  If for any reason there is no Seller Representative at any time, all references herein or in any other agreement or instrument contemplated hereby to Seller Representative shall be deemed to refer to the Sellers.  Each Seller agrees that any action taken by Seller Representative on its behalf pursuant to the terms of this Agreement and the other agreements and instruments contemplated hereby shall be fully binding on them.  Seller Representative shall pay each Seller his pro rata of any amounts received from the Escrow Agent, based upon the Equity Interest Percentages set forth on Schedule 2.2.

(f)            Except in cases of willful misconduct or fraud, Seller Representative will have no liability to Buyer or its successors or assigns with respect to actions taken or omitted to be taken in good faith in its capacity as Seller Representative and shall be entitled to indemnification and reimbursement from the Sellers (pro rata in accordance with the Equity Interest Percentages set forth on Schedule 2.2) against any loss, liability, fees or expenses arising out of actions taken or omitted to be taken in good faith in its capacity as Seller Representative.

*     *     *      *     *

IN WITNESS WHEREOF, the parties hereto have executed this Securities Purchase Agreement on the date first written above.

21C EAST FLORIDA, LLC

By:	/s/ Bryan J. Carey
Name: Bryan J. Carey
Title: Vice President

SFRO HOLDINGS, LLC

By:	/s/ Rajiv Patel
Name: Rajiv Patel
Title: Managing Director

/s/ Kishore Dass, M.D.
Kishore Dass, M.D.

/s/ Ben Han, M.D.
Ben Han, M.D.

/s/ Ravi Patel
Ravi Patel (in his individual capacity and as Seller Representative)

21ST CENTURY ONCOLOGY, INC.
(solely for purposes of Sections 1.3, 1.4 and 5.2(c) hereof)

By:	/s/ Bryan J. Carey
Name: Bryan J. Carey
Title: Vice Chairman and CFO

[Signature Page to SPA]